UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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☐	Soliciting Material under §240.14a-12
TriMas Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS To be held May 9, 2023
To the Shareholders of TriMas Corporation:
The 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of TriMas Corporation (“TriMas” or the “Company”) will be held virtually on Tuesday, May 9, 2023, at 8:00 a.m. Eastern Time. You will be able to attend and vote during the Annual Meeting, via live webcast by visiting www.virtualshareholdermeeting.com/TRS2023. You may also submit questions online before the start of the Annual Meeting. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com for the following purposes:
1.	Elect three directors to serve until the Annual Meeting of Shareholders in 2026;
2.	Ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;
3.	Approve, on a non-binding advisory basis, the compensation paid to the Company’s Named Executive Officers (“NEOs”);
4.	Approve, on a non-binding advisory basis, the frequency of future non-binding advisory votes to approve the compensation paid to the Company’s NEOs;
5.	Approve the TriMas Corporation 2023 Equity and Incentive Compensation Plan; and
6.	Transact other business as may properly come before the meeting.
We encourage you to read this proxy and our 2022 Annual Report, as well as visit our website at www.trimascorp.com to learn more about TriMas. There you will find additional information about our performance and how we are working to enhance shareholder value.
Finally, we want to encourage you to vote regardless of the size of your holdings. Every vote is important and your participation helps us do a better job of understanding and acting on what matters to you as a shareholder. You can cast your vote by internet, by telephone or by mailing a printed proxy card as outlined in this document.
/s/ Samuel Valenti III	/s/ Thomas A. Amato
Samuel Valenti III	Thomas A. Amato
Chairman of the Board	President and Chief Executive Officer
Bloomfield Hills, Michigan
This notice of Annual Meeting, proxy statement and form of proxy are being distributed and made available on or about March 30, 2023.
Even if you intend to participate electronically during the Annual Meeting, please sign and date your proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or internet (as indicated on your proxy card or voting instruction card), to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2023

The Proxy Statement and 2022 Annual Report of TriMas Corporation are available at: http://ir.trimascorp.com

Corporate Headquarters
38505 Woodward Avenue, Suite 200
Bloomfield Hills, Michigan 48304

PROXY STATEMENT FOR 2023 ANNUAL MEETING OF SHAREHOLDERS
This proxy statement contains information regarding the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of TriMas Corporation (“TriMas” or the “Company”) to be held at 8:00 a.m. Eastern Time on Tuesday, May 9, 2023, via live webcast at www.virtualshareholdermeeting.com/TRS2023. The Company’s Board of Directors (“Board”) has fixed the close of business on March 10, 2023, as the record date (“Record Date”) for determining the shareholders that are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. The Board is soliciting proxies for use at such meeting and at any adjournment or postponement of such meeting. The Company has made these materials available to shareholders on the internet, or upon request, has delivered printed copies by mail or electronic copies by email. This proxy statement, along with the notice of Annual Meeting and form of proxy, was first made available to shareholders on or about March 30, 2023. The Company will bear the cost of soliciting proxies.
PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. You should read the entire proxy statement carefully before voting.
2023 ANNUAL MEETING OF SHAREHOLDERS Date Tuesday, May 9, 2023 Time 8:00 a.m. Eastern Time Via Webcast www.virtualshareholder meeting.com/TRS2023	HOW TO VOTE

To vote VIA THE INTERNET prior to the virtual meeting, visit www.proxyvote.com up until 11:59 p.m. Eastern Time, on May 8, 2023. You will need the 16-digit control number on your Notice of Internet Availability of Proxy Materials or proxy card to vote online.

To vote BY TELEPHONE, call 1-800-690-6903 from a touch-tone phone up until 11:59 p.m. Eastern Time, on May 8, 2023. You will need the 16-digit control number on your Notice of Internet Availability of Proxy Materials or proxy card to vote by telephone.

To vote BY MAIL, mark, sign, date and return your proxy card in the enclosed envelope to: Vote Processing, c/o Broadridge 51 Mercedes Way Edgewood, NY 11717
Your proxy card must be received by the Company on or prior to May 8, 2023.
To vote during the virtual meeting, visit www.virtualshareholder meeting.com/TRS2023 and use your 16-digit control number.
2023 Proxy Statement	I	1

VOTING MATTERS AND BOARD RECOMMENDATIONS
Proposals		Board Recommendation
1	Elect three directors to serve until the Annual Meeting of Shareholders in 2026	FOR ALL DIRECTOR NOMINEES
2	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2023	FOR
3	Approve, on a non-binding advisory basis, the compensation paid to the Company’s Named Executive Officers	FOR
4	Approve, on a non-binding advisory basis, the frequency of future non-binding advisory votes to approve the compensation paid to the Company’s Named Executive Officers	EVERY YEAR
5	Approve the TriMas Corporation 2023 Equity and Incentive Compensation Plan	FOR
GENERAL INFORMATION
Stock Symbol TRS Stock Exchange The NASDAQ Global Market LLC	Common Shares Outstanding as of Record Date 41,412,034 Registrar and Transfer Agent Computershare	State and Year of Incorporation Delaware, 1986 Corporate Website www.trimascorp.com Investor Relations Website http://ir.trimascorp.com
2	I	2023 Proxy Statement

BOARD & GOVERNANCE HIGHLIGHTS

6
Board Meetings in Fiscal Year 2022

8
Audit Committee Meetings in Fiscal Year 2022

6
Compensation Committee
Meetings in Fiscal Year 2022

4
Governance and Nominating Committee Meetings in Fiscal Year 2022

Best Practices
Independent Chairman of the Board
8 of 9 directors are independent
Chief Executive Officer (“CEO”) is the only management director
Regular independent director executive sessions
Board committees are composed exclusively of independent directors
Designated Board committees have oversight of certain key risk areas
Board and senior management stock ownership guidelines
Annual Board and committee self-evaluation and questionnaire process
Mandatory retirement age of 75 for directors (excluding directors serving on the Board as of 2013)
Directors and officers are restricted from hedging or pledging Company stock
EXECUTIVE COMPENSATION HIGHLIGHTS
Best Practices
Use of independent compensation consultant
Executive compensation is benchmarked annually by a third party
Program is designed in a manner to discourage excessive risk-taking
Significant amount of executive pay is performance-based, conditioned on the achievement of predetermined financial goals related to corporate performance
Management stock ownership guidelines align interests with shareholders
No employment agreements with executives
Clawback policy permits the Compensation Committee to recoup or rescind variable compensation under certain circumstances
Annual “Say-on-Pay” vote on executive compensation
2023 Proxy Statement	I	3

OUR COMMITMENT TO SUSTAINABILITY

TriMas is committed to corporate responsibility and furthering our environmental, social and governance (ESG) progress. We believe that strong corporate governance and responsible, ethical behavior provide the foundation for long-term success.

We relentlessly pursue product and process innovations that lead to reduced energy use, less waste, lower operational costs and improved efficiencies to help preserve the environment.

The safety, health and well-being of our approximately 3,500 dedicated employees is a top priority, and we are committed to creating an inclusive environment and supporting the communities where we live and work. During 2022, we have allocated additional resources to focus on enhancing our ESG efforts. While we are working on additional disclosures and our 2022 Sustainability Report, we published initial environmental metrics, from which we strive to improve upon.

We have also recently become a participant and are clearly aligned with the United Nations Global Compact (UNGC). In 2021, we formalized our on-going commitment to sustainability by the formation of our Environmental, Social & Governance Committee, consisting of a group of cross-functional leaders. The TriMas ESG Committee reports our progress quarterly to our Board’s Governance & Nominating Committee.

Since launching our corporate-wide ESG initiative, we continue to identify and implement ways we can benefit our customers, employees, the environment and society, while executing our long-term strategy. We continue to focus on the following areas:
Sustainable Product Innovation: To increase recyclability and reduce waste
Light-weighting
Mono-polymer
Bag-in-box solutions
Designs to eliminate secondary packaging
Tethered caps
Sustainable Materials: To create eco-friendly solutions
Post-consumer recycled materials
Testing bio-degradable additives
Operational Advancements: To minimize our environmental impact
Streamlined processes to reduce waste
Increased renewable energy sources
Energy-efficient production equipment
In-line recycling and zero waste manufacturing
Reductions in transportation via on-shoring
4	I	2023 Proxy Statement

End-use Applications: To benefit society
Food & beverage
Life sciences
Agriculture
Personal care & hygiene
Home care & sanitation
Products that enhance safety
Partnering for Sustainability: With all of our stakeholders
Responsible supply chain
Supplier Code of Ethics
2023 Proxy Statement	I	5

TriMas Corporation
PROPOSAL 1 — ELECTION OF DIRECTORS
The Board is divided into three classes, each class consisting of one-third of the Company’s directors. Class II directors’ terms will expire at the Annual Meeting. Ms. Holly M. Boehne, Ms. Teresa M. Finley and Mr. Herbert K. Parker consented to stand for re-election to serve until the 2026 Annual Meeting of Shareholders. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee(s).
THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE THREE DIRECTORS LISTED BELOW WHO STANDS FOR RE-ELECTION, TO SERVE UNTIL THE 2026 ANNUAL MEETING.
Vote Required
The three individuals who receive the most votes cast at the Annual Meeting will be elected as directors, provided a quorum of at least a majority of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) is represented at the meeting. However, we have adopted a majority voting policy that is applicable in uncontested director elections. This means that the plurality standard will determine whether a director nominee is elected, but our majority voting policy will further require that the number of votes cast “for” a director must exceed the number of votes “withheld” from that director or the director must submit his or her resignation. The Board, taking into account the recommendation of the Governance and Nominating Committee, would then determine whether to accept or reject any required resignation. A proxy card marked “Withhold All” or “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the election of directors.
Additional information regarding the directors and director nominees of the Company is set forth below.
Directors and Director Nominees
The Board currently consists of nine members divided into three classes serving staggered terms.
Name	Title	Committees*	Term Ending	Class(2)
Thomas A. Amato	Director, President and Chief Executive Officer	N/A	2025	I
Jeffrey A. Fielkow	Director	G	2025	I
Jeffrey M. Greene	Director	C	2025	I
Holly M. Boehne(1)	Director	G	2023	II
Teresa M. Finley(1)	Director	A, C**	2023	II
Herbert K. Parker(1)	Director	A**	2023	II
Nick L. Stanage	Director	C, G	2024	III
Daniel P. Tredwell	Director	A, C, G**	2024	III
Samuel Valenti III	Chair of the Board	A, C	2024	III
*	A = Audit Committee; C = Compensation Committee; G = Governance and Nominating Committee
**	Chair of Committee
(1)	Standing for re-election at the Annual Meeting.
(2)	Class I term expires at the 2025 Annual Meeting of Shareholders; Class II term expires at the 2023 Annual Meeting of Shareholders; Class III term expires at the 2024 Annual Meeting of Shareholders.
6	I	2023 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS
Director Background, Experience and Qualifications
The following includes a brief overview of the experience, qualifications, attributes and skills that led to the conclusion that the directors and nominees should serve on the Board at this time. The Governance and Nominating Committee considers the experience, mix of skills and other qualities of the existing Board to ensure appropriate Board composition. The Governance and Nominating Committee believes that directors must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business.
As more fully reflected in the chart below, the Board believes that the directors and nominees have an appropriate balance of knowledge, experience, attributes, skills and expertise as a whole to ensure the Board appropriately fulfills its oversight responsibilities and acts in the best interests of shareholders. The Board believes that each director satisfies its criteria for demonstrating excellence in his or her chosen field, high ethical standards and integrity, and sound business judgment. In addition, the Board has eight independent directors in accordance with the applicable independence rules of The NASDAQ Global Market LLC (“Nasdaq”) and such directors are also independent of the influence of any particular shareholder or shareholder groups whose interests may diverge from the interests of the shareholders as a whole. Further, each director or nominee brings a strong background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas.

2023 Proxy Statement	I	7

TriMas Corporation
Board Diversity Matrix
The Board Diversity Matrix below presents the Board’s diversity statistics as required by applicable Nasdaq rules.
Total Number of Directors: 9

Part I: Gender Identity	Male	Female	Non-Binary	Not Disclosed
Number of Directors Based on Gender Identity	7	2	-	-
Part II: Demographic Background
African American or Black	1	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	6	2	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-	-	-	-
*	Based on self-identified diversity characteristics.
8	I	2023 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS
Director Biographies

Age: 59
Director Since: 2016
Thomas A. Amato

Mr. Amato has served as President, Chief Executive Officer and Director of TriMas since July 2016. From October 2009 through December 2015, he served as Chair, Chief Executive Officer and President of Metaldyne, LLC, and from August 2014 through December 2015, as Co-President and Chief Integration Officer of Metaldyne Performance Group. Prior to leading Metaldyne, LLC, he served as Chair, Chief Executive Officer and President of Metaldyne Corporation, and Co-Chief Executive Officer of Asahi Tec Corporation. Mr. Amato brings more than 25 years of broad industrial experience, having served in several leadership positions at global, multi-billion dollar businesses.

Mr. Amato has extensive knowledge and expertise in executive leadership, industrial operations, financial transactions, business portfolio development and management, investor relations, acquisitions and divestitures, and international operations.

Current Directorships: Ametek, Inc. Former Directorships: Asahi Tec, Wolverine Tube, Continental Structural Plastics, Unifrax

Age: 60
Director Since: 2020
Committees: Governance & Nominating
Holly M. Boehne

Ms. Boehne served as Chief Technology Officer and Senior Vice President of Andersen Corporation from 2009 through her retirement in 2019. During her 15-year career at Andersen, her responsibilities included driving new business models and innovations to transform the company's competitive position, optimizing the global supply chain, creating and delivering new product platforms, driving a culture of continuous improvement and ensuring robust quality systems. Prior to this role, Ms. Boehne held positions of increasing responsibility at Ecolab Inc. and The Pillsbury Company. Ms. Boehne brings over three decades of broad operational business leadership across the public and private sectors in different industries, including building products, cleaning and sanitation, and food manufacturing.

Ms. Boehne has extensive knowledge and expertise in strategy, innovation, technology, global supply chain optimization, operational excellence, talent development and risk management.
Current Directorships: Prometheus Group, Inc. Former Directorships: None

Age: 54
Director Since: 2023
Committees: Governance & Nominating
Jeffrey A. Fielkow

Mr. Fielkow has served as President and Chief Executive Officer of I.D. Images, LLC, since December 2021. From 2015 to 2021, Mr. Fielkow held multiple executive positions within Tetra Pak, Inc., including his most recent role as President and Chief Executive Officer of Tetra Pak’s U.S. and Canadian operations. Prior to that, he served as Chief Executive Officer and Managing Director of Tetra Pak’s business in Vietnam and as Vice President of Sustainability for Tetra Pak's operations in Southeast Asia and Oceania. In addition to his global roles at Tetra Pak, Mr. Fielkow spent nearly 15 years in a variety of leadership and operational roles within the sustainability and recycling space, including serving as Chief Sales and Marketing Officer of ReCommunity, Inc., Chief Operating Officer of Container Recycling, LLC, and Market Area Vice President for Waste Management, Inc. Mr. Fielkow brings more than 30 years of experience, including with companies in the packaging and consumer products markets, as well as serving as a subject matter expert on recycling strategies for a variety of firms and public entities.

Mr. Fielkow has extensive knowledge and expertise in executive leadership, operational management, strategic and operational planning, mergers and acquisitions, product planning and pricing strategies, sales and marketing, and global sustainability and ESG leadership.

Current and Former Directorships: None
2023 Proxy Statement	I	9

TriMas Corporation

Age: 61
Director Since: 2020
Committees: Audit, Compensation
Teresa M. Finley

Ms. Finley served as the Chief Marketing and Business Services Officer (CMO), and member of the executive leadership team, for UPS from 2015 until her retirement in 2017. As CMO, she was responsible for the advancement of global marketing capabilities, growth strategies, innovation, pricing, communications and brand management. Ms. Finley's prior roles at UPS included Chief Financial Officer for multiple global businesses, Corporate Controller and Treasurer, and Vice President of Investor Relations. Ms. Finley served as a Senior Advisor with the Boston Consulting Group from June 2019 to November 2021. Ms. Finley is a qualified financial expert and brings more than 34 years of experience in financial, marketing and strategy leadership roles at a Fortune 50 company.

Ms. Finley has extensive knowledge and expertise in global finance and accounting, operational excellence, product innovation, pricing and segment marketing, global shared services and post- acquisition management.

Current Directorships: Union Pacific Railroad Company, AssuranceAmerica Former Directorships: Pilot Freight Services

Age: 63
Director Since: 2018
Committees: Compensation
Jeffrey M. Greene

Mr. Greene has served as Advisor, and is the Founding Partner, of Orion Advisors Group since July 2014. From October 2005 to May 2014, he served as President and Chief Executive Officer of Consolidated Container Company. Prior to this role, he held the roles of Senior Vice President - Consumer Packaging Group of Consolidated Container, Senior Vice President - Operations of Exopack, and President - CPG Products and Director - Strategic Accounts of Union Camp Corporation. Mr. Greene brings more than 35 years of experience with companies in the packaging, consumer products and industrial markets.

Mr. Greene has extensive knowledge and expertise in executive leadership, operational management, and acquisitions and divestitures, as well as expertise in the development and implementation of strategic and operational plans.

Current Directorships: Tekni-Plex, Inc., Brook + Whittle, Procure Analytics, Sonny’s Car Wash Services
Former Directorships: CSP Technologies, Inc., Solo Cup Company, Pretium Packaging LLC, The Thiele Kaolin Company

Age: 64
Director Since: 2015
Committees: Audit
Herbert K. Parker

Mr. Parker served as Executive Vice President - Operational Excellence of Harman International Industries, Inc. from January 2015 to March 2017. Previously, Mr. Parker served as Executive Vice President and Chief Financial Officer of Harman International from June 2008 to January 2015. Prior to joining Harman, Mr. Parker served in various senior financial positions with ABB Ltd. (known as ABB Group) from 1980 to 2008, including as Chief Financial Officer of the Global Automation Division from 2002 to 2005, and the Americas region from 2006 to 2008. Mr. Parker brings more than 30 years of experience in financial reporting, accounting and Sarbanes-Oxley compliance for public companies, and is a qualified financial expert.

Mr. Parker has extensive knowledge and expertise in financial reporting, accounting and Sarbanes- Oxley compliance, acquisitions and the integration process, divestitures, capital asset allocation, restructuring and realigning operational functions, risk oversight and international matters.

Current Directorships: Apogee Enterprises, Inc., nVent Electric plc, American Axle & Manufacturing Holdings, Inc. Former Directorships: TMS International Corporation
10	I	2023 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

Age: 64
Director Since: 2013
Committees: Compensation, Governance & Nominating
Nick L. Stanage

Mr. Stanage is the Chairman, President and Chief Executive Officer of Hexcel Corporation. He joined Hexcel in November 2009 as President and became Chief Executive Officer in August 2013 and Chairman in January 2014. Prior to joining Hexcel, Mr. Stanage served as President of the Heavy Vehicle Products Group at Dana Holding Corporation from 2005 to 2009. From 1986 to 2005, Mr. Stanage held positions of increasing responsibility in engineering, operations and marketing with Honeywell Inc. (formerly AlliedSignal Inc.). Mr. Stanage brings more than 30 years of experience in executive leadership, operations and management related to aerospace and automotive manufacturing environments.

Mr. Stanage has extensive knowledge and expertise in executive leadership, operational management, program and project management, customer relationship management, executive compensation and global restructuring.

Current Directorships: Hexcel Corporation Former Directorships: None

Age: 65
Director Since: 2002
Committees: Audit, Compensation, Governance & Nominating
Daniel P. Tredwell

Mr. Tredwell is one of the Co-founders and the Managing Member of CoveView Advisors LLC and CoveView Capital LLC since 2009. He also served as Managing Member of Heartland Industrial Partners, L.P. since 2006. Prior to this role, Mr. Tredwell served as a Managing Director at Chase Securities Inc. (predecessor of J.P. Morgan Securities, Inc.). Mr. Tredwell brings more than 30 years of experience in private equity and investment banking, and is a qualified financial expert.

Mr. Tredwell has extensive knowledge and expertise in corporate strategy, finance, banking, acquisitions and divestitures, economics, asset management, business development, risk management, executive compensation, crisis management, corporate oversight and audit.

Current Directorships: None
Former Directorships: Springs Industries, Inc., Metaldyne Corporation, Asahi Tec Corporation, Companhia de Tecidos Norte De Minas (Coteminas), Springs Global Participacoes S.A.

Age: 77
Director Since: 2002
Committees: Audit, Compensation
Samuel Valenti III

Mr. Valenti serves as Chair and Chief Executive Officer of Valenti Capital LLC. Mr. Valenti was employed by Masco Corporation from 1968 through 2008. From 1988 through 2008, Mr. Valenti was President and a member of the Board of Masco Capital Corporation, and was Vice President - Investments of Masco Corporation from 1974 to 1998. Mr. Valenti currently serves on the Advisory Council at the University of Notre Dame and the Advisory Board at the University of Michigan Business School Zell-Lurie Institute. Mr. Valenti is a member of Business Leaders for Michigan and serves as Chair of the Renaissance Venture Capital Fund. Mr. Valenti brings more than 40 years of experience in the management of diversified manufacturing businesses.

Mr. Valenti has extensive knowledge and expertise in finance, economics, acquisitions and divestitures, corporate governance and asset management.
Current Directorships: American Axle & Manufacturing Holdings, Inc. Former Directorships: Horizon Global Corporation
2023 Proxy Statement	I	11

TriMas Corporation
Corporate Governance
Board of Directors Risk Management Functions
As part of its oversight function, the Board monitors how management operates the Company, in part via its committee structure. When granting authority to management, approving strategies and receiving management reports, the Board considers, among other things, the risks and vulnerabilities the Company faces. On a regular basis, the Board reviews the Company’s enterprise risk management process, including the design of the program, the key risks identified and the actions identified to manage and reduce those risks. Consistent with this undertaking, the Board regularly reviews the Company’s cybersecurity strategy and activities in support of the strategy. The Audit Committee considers risk issues associated with the Company’s overall financial reporting, disclosure process and legal compliance, as well as reviewing policies on risk control assessment and accounting risk exposure. In addition to its regularly scheduled meetings, the Audit Committee meets with the corporate audit team and the independent registered public accounting firm in executive sessions at least quarterly, and with the general counsel as determined from time to time by the Audit Committee. The Compensation Committee and the Governance and Nominating Committee each considers risk issues associated with the substantive matters addressed by each such committee.
During 2022, the Board consisted of eight directors. During 2022, the Board held six meetings, the Audit Committee held eight meetings, the Compensation Committee held six meetings and the Governance and Nominating Committee held four meetings.
The Board of Directors and Committees
The Board currently consists of nine directors, divided into three classes equal in number. The members of each class serve for staggered, three-year terms. Upon the expiration of the term of a class of directors, directors in that class may be asked to stand for re-election for another three-year term at the annual meeting in the year in which their term expires.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the Company’s directors.
The Board has determined, after considering all of the relevant facts and circumstances, that Messrs. Fielkow, Greene, Parker, Stanage, Tredwell and Valenti, and Mses. Boehne and Finley, are “independent” from management in accordance with the Nasdaq listing standards and the Company’s Corporate Governance Guidelines. To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the criteria for independence set forth in the Company’s Corporate Governance Guidelines.
All directors during 2022 attended at least 75%, in aggregate, of the meetings of the Board and all committees of the Board on which they served. All of the current directors who were serving on the Board at the time of the 2022 Annual Meeting of Shareholders attended the 2022 Annual Meeting. All directors are expected to attend all Board meetings, including the annual meeting, and meetings of each committee of which they are a member. In addition to attending Board and committee meetings, directors fulfill their responsibilities by consulting with the president and chief executive officer and other executives on matters that may affect the Company.
Independent directors hold regularly scheduled executive sessions in which independent directors meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board. For information on how you can communicate with the Company’s non-management directors, see “Communicating with the Board.”
Audit Committee. The Audit Committee is responsible for providing independent, objective oversight and review of the Company’s auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company’s internal audit function. In addition, the Audit Committee is responsible
12	I	2023 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS
for (1) selecting the Company’s independent registered public accounting firm, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function, and compliance with relevant legal and regulatory requirements, (4) annually reviewing the Company’s independent registered public accounting firm’s report describing the auditing firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases and any financial information or earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately and periodically with management, internal auditors, and the independent registered public accounting firm, (9) reviewing with the independent auditor any audit problems or difficulties and management’s responses, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) handling such other matters that are specifically delegated to the Audit Committee by applicable law or regulation or by the Board, and (12) reporting regularly to the full Board. See “Report of the Audit Committee.” The Audit Committee’s charter is available on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page.
Each of the directors on the Audit Committee is financially literate. The Board has determined that Ms. Finley, Mr. Parker and Mr. Tredwell, each qualify as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations, each member on the Audit Committee has the accounting and related financial management expertise required by the Nasdaq listing standards, and each is “independent” from management in accordance with Nasdaq listing standards and the Company’s Corporate Governance Guidelines.
Compensation Committee. The Compensation Committee is responsible for developing and maintaining the Company’s compensation strategies and policies, including (1) reviewing and approving the Company’s overall executive and director compensation philosophy and the executive and director compensation programs to support the Company’s overall business strategy and objectives, (2) overseeing the management continuity and succession planning process (except as otherwise within the scope of the Governance and Nominating Committee) with respect to the Company’s officers, and (3) preparing any report on executive compensation required by the applicable rules and regulations of the SEC and other regulatory bodies.
The Compensation Committee is responsible for monitoring and administering the Company’s compensation and employee benefit plans and reviewing, among other things, base salary levels, incentive awards and bonus awards for officers and key executives, and such other matters that are specifically delegated to the Compensation Committee by applicable law or regulation, or by the Board. The Compensation Committee’s charter reflects such responsibilities and is available on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. Each of the directors on the Compensation Committee is “independent” from management in accordance with Nasdaq listing standards (including those standards particular to Compensation Committee membership) and the Company’s Corporate Governance Guidelines. See also “Compensation Discussion and Analysis - Role of the Compensation Committee,” “Compensation Discussion and Analysis - Input from Management” and “Compensation Discussion and Analysis - Independent Compensation Committee Consultant.” The Compensation Committee is entitled to delegate certain of its responsibilities to subcommittees of the Compensation Committee or other committees of the Board, subject to applicable law.
Governance and Nominating Committee. The Governance and Nominating Committee is responsible for identifying and nominating individuals qualified to serve as Board members and recommending directors for each Board committee. Generally, the Governance and Nominating Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board.
2023 Proxy Statement	I	13

TriMas Corporation
In recommending candidates to the Board, the Governance and Nominating Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition, after taking into account the current Board members, and the specific needs of the Company and the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The Governance and Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. As required by Nasdaq, SEC or such other applicable regulatory requirements, a majority of the Board will be comprised of independent directors.
The Governance and Nominating Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Company’s current directors and management. The Governance and Nominating Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company’s bylaws. The Governance and Nominating Committee will evaluate nominees recommended by shareholders against the same criteria. The Company did not receive any nominations of directors by shareholders for the Annual Meeting. See “How and when may I submit a shareholder proposal or director nomination for the 2024 Annual Meeting?” for more information.
Mr. Fielkow was appointed to the Board in March 2023 based on the recommendation of the Governance and Nominating Committee following a board candidate search process led by an independent third-party search firm.
The Governance and Nominating Committee is also responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company and overseeing governance issues.
The Governance and Nominating Committee’s charter is available on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page.
Compensation Committee Interlocks and Insider Participation. Ms. Finley and Messrs. Greene, Stanage, Tredwell and Valenti served on the Company’s Compensation Committee during 2022. No current or prior member of the Compensation Committee is or was previously an employee of the Company.
Retirement Age and Term Limits. The Corporate Governance Guidelines provide that a director (excluding directors serving on the Board as of February 25, 2013) is expected to submit his or her resignation from the Board at the first annual meeting of shareholders following the director’s 75th birthday. The Board may accept or reject such resignation in its discretion after consultation with the Governance and Nominating Committee. The Board has not established term limits for the directors.
Assessment of Board and Committee Performance. The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. The results of the Board and committee self-assessments are discussed with the Board and each committee, respectively.
14	I	2023 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS
Sustainability
The Company’s sustainability mission envisions meeting the needs of our customers, while conducting business in a socially, economically and environmentally responsible manner to the benefit of current and future generations, thereby creating value for all stakeholders. The Company published its inaugural Sustainability Report in 2020, which highlighted our global sustainability initiatives. Since that time, the Company has increased its commitment toward responsible environmental, social and governance (ESG) practices. In 2021, the Company formed the ESG Action Committee, which is comprised of cross-functional leaders across the Company and is responsible for continuous improvement efforts related to sustainability and ESG initiatives, under the guidance of the ESG Steering Committee, which consists of senior management, and the Board’s Governance and Nominating Committee. You can read more about our sustainable product offerings, as well as our initiatives to develop a more diverse workforce; our excellence in health, safety and environmental matters; our commitment to integrity and ethical business conduct; our proactive approach to community involvement and other sustainability efforts, by reviewing the TriMas Sustainability Report found at www.trimascorp.com under the “Sustainability” section. The Company expects to publish its 2022 Sustainability Report, detailing all of its recent progress, during the second quarter of 2023. Information on our website, including the 2021 TriMas Sustainability Report is not incorporated by reference in, and does not form a part of, this proxy statement.
2023 Proxy Statement	I	15

TriMas Corporation
DIRECTOR COMPENSATION
The Compensation Committee is responsible for reviewing director compensation and making recommendations to the Board with respect to that compensation, as appropriate. Meridian Compensation Partners, LLC (“Meridian”) is retained by and reports directly to the Compensation Committee, and advises the Compensation Committee regarding executive compensation matters. The Compensation Committee and Board believe that directors should receive a mix of cash and equity over their tenure. The combination of cash and equity compensation is intended to provide incentives for directors to continue to serve on the Board and to attract new directors with outstanding qualifications. Directors may make an annual election to defer receipt of their cash compensation, provided the election is made prior to the fiscal year in which the deferral is effective.
Annual Cash Retainer and Meeting Fees. For 2022, each independent director who served for the entirety of 2022 received an annual cash retainer of $100,000. The chair of the Board and of each of the Audit, Compensation, and Governance and Nominating Committees received an additional annual cash retainer in the amounts of $100,000, $20,000, $15,000, and $10,000, respectively.
The Company operates a director retainer share election program to permit directors to make an annual election to receive unrestricted stock for deferred or non-deferred compensation for Board service in lieu of cash at the time payment is made each quarter. For 2022, none of the independent directors elected to defer receipt of their cash Board compensation.
Equity Compensation. As part of the independent directors’ annual compensation package, each independent director also receives an annual grant of restricted stock units with a grant date fair market value of approximately $100,000, with each grant generally subject to the director’s continued service on the Board for a one-year vesting period. In March 2022, the Company made the annual grant to each of the current independent directors on the same terms.
Director Stock Ownership. We have established stock ownership guidelines for our independent directors to more closely tie their interests to those of shareholders. Under these guidelines, all such directors are required to own, within five years after initial election to the Board as an independent director, shares of Company stock having a value equal to three times their annual cash retainer (excluding any additional retainers for Board and committee chair service). Unrestricted stock, service-based restricted stock units and vested in-the-money options are counted toward fulfillment of this ownership requirement. As of December 31, 2022, each independent director was in compliance with his or her stock ownership requirement. If an independent director does not meet the stock ownership guidelines, the Compensation Committee may consider such fact in determining the award of future equity awards to such director.
Indemnification. The Company has entered into indemnification agreements with each of its directors. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.
Other. The Company reimbursed all directors for expenses incurred in attending Board and committee meetings in 2022. The Company does not provide any perquisites to directors.
16	I	2023 Proxy Statement

DIRECTOR COMPENSATION
2022 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Samuel Valenti III	200,000	99,979	299,979
Holly M. Boehne	100,000	99,979	199,979
Teresa M. Finley	115,000	99,979	214,979
Jeffrey M. Greene	100,000	99,979	199,979
Herbert K. Parker	120,000	99,979	219,979
Nick L. Stanage	100,000	99,979	199,979
Daniel P. Tredwell	110,000	99,979	209,979
(1)
The amounts in this column reflect the grant date fair value (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic 718) of the service-based restricted stock units granted to our non-employee directors during 2022. Mses. Boehne and Finley, and Messrs. Valenti, Greene, Parker, Stanage and Tredwell, each received 3,222 restricted stock units effective on March 11, 2022. These awards were granted under the Company’s 2017 Equity and Incentive Compensation Plan and generally vest one year from the date of grant.

The table below sets forth as to each non-employee director the aggregate number of restricted stock units outstanding as of December 31, 2022. As of such date, none of our non-employee directors held any stock options or stock awards other than restricted stock units.
Name	Stock Awards
Samuel Valenti III	3,222
Holly M. Boehne	3,222
Teresa M. Finley	3,222
Jeffrey M. Greene	3,222
Herbert K. Parker	3,222
Nick L. Stanage	3,222
Daniel P. Tredwell	3,222
Corporate Governance
The Board has adopted Corporate Governance Guidelines, a copy of which may be found on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to the Board. The Governance and Nominating Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.
Code of Conduct. We have a Code of Conduct that applies to all directors and all employees, including the Company’s principal executive officer, principal financial officer and other persons performing similar executive management functions. The Code of Conduct is posted on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. All amendments to the Company’s Code of Conduct, if any, will also be posted on the Company’s website, along with all waivers, if any, of the Code of Conduct involving senior officers.
A copy of the Company’s committee charters, Corporate Governance Guidelines and Code of Conduct will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices: TriMas Corporation, Attention: General Counsel, 38505 Woodward Avenue, Suite 200, Bloomfield Hills, Michigan 48304.
2023 Proxy Statement	I	17

TriMas Corporation
Communicating with the Board
Any shareholder or interested party who desires to communicate with the Board or any specific director, including the chair, non-management directors or committee members, may write to: TriMas Corporation, Attention: Board of Directors, 38505 Woodward Avenue, Suite 200, Bloomfield Hills, Michigan 48304.
Depending on the subject matter of the communication, management will:
•	Forward the communication to the director or directors to whom it is addressed (matters addressed to the chair of the Audit Committee will be forwarded unopened directly to the Audit Committee chair);
•
Attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member (e.g., the communication is a request for information about the Company or is a stock-related matter); or

•	Not forward the communication if it is primarily commercial in nature, or if it relates to an improper or irrelevant topic.
To submit concerns regarding accounting matters, shareholders and other interested persons may also call the Company’s toll-free, confidential hotline number published at www.trimascorp.com in the Corporate Governance subsection of the Investors page, in the document entitled Code of Conduct. Concerns may be expressed on a confidential and anonymous basis.
Communications made through the confidential hotline number are reviewed by the Audit Committee at each non- earnings Audit Committee meeting; other communications will be made available to directors at any time upon their request.
18	I	2023 Proxy Statement

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages the Company’s relationship with the independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding as determined by the Audit Committee from the Company for such advice and assistance.
The Company’s management is primarily responsible for the Company’s internal control and financial reporting process. The Company’s independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing opinions on the conformity of reporting those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:
1.	The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022, with the Company’s management;
2.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;

3.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence; and

4.
Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

The undersigned members of the Audit Committee have submitted this Report to the Board.
The Audit Committee
Herbert K. Parker, Chair
Teresa M. Finley
Daniel P. Tredwell
Samuel Valenti III
2023 Proxy Statement	I	19

TriMas Corporation
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.
The Audit Committee has appointed Deloitte as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2023. Deloitte served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2022, December 31, 2021, and December 31, 2020. Representatives of Deloitte are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, make a statement.
The appointment of Deloitte as the independent registered public accounting firm for the Company is being presented to the shareholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy, provided that a quorum of at least a majority of the outstanding shares are present or represented at the meeting. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the matter. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, unless specified otherwise.
Fees Paid to Independent Auditor
The following table presents fees billed by Deloitte for professional audit services rendered related to the audits of the Company’s annual financial statements for the years ended December 31, 2022, and 2021, respectively, and fees for other services rendered during those periods.
	2022 ($)	2021 ($)
Audit Fees	1,030,000	910,000
Audit-related Fees	—	80,000
Tax Fees	380,000	490,000
All Other Fees	—	—
Total	1,410,000	1,480,000
Audit and Audit-Related Fees
Integrated audit fees billed for services rendered in connection with the audit of the Company’s annual financial statements and the effectiveness of the Company’s internal control over financial reporting were approximately $1.0 million and $0.9 million for 2022 and 2021, respectively. In addition, audit-related fees in 2021 of approximately $0.1 million were incurred related to comfort letter procedures performed in connection with the Company’s debt refinance.
20	I	2023 Proxy Statement

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Tax Fees
The Company engages Deloitte to assist with its U.S. tax compliance reviews. In addition, tax fees in 2022 and 2021 include amounts for various tax deduction and assessment projects. Except for the amounts disclosed above, there were no tax fees billed by Deloitte during 2022 or 2021, as the Company retained another firm to provide tax advice.
The Audit Committee has determined that the rendering of all non-audit services by Deloitte in 2022 and in 2021 is compatible with maintaining auditor independence.
We have been advised by Deloitte that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.
On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All of the services provided by Deloitte, our independent auditor in 2022 and 2021, including services related to audit, audit-related fees, tax fees and all other fees described above, were approved by the Audit Committee under its pre- approval policies.
The Audit Committee’s policies permit the Company’s independent accountants, Deloitte, to provide audit-related services, tax services and non-audit services to the Company, subject to the following conditions:
1.	Deloitte will not be engaged to provide any services that may compromise its independence under applicable laws and regulations, including rules and regulations of the SEC and the PCAOB;
2.	Deloitte and the Company will enter into engagement letters authorizing the specific audit-related services or non-audit services and setting forth the cost of such services;
3.
The Company is authorized, without additional Audit Committee approval, to engage Deloitte to provide (a) audit- related and tax services, including due diligence and tax planning related to acquisitions where Deloitte does not audit the target company, to the extent that the cost of such engagement does not exceed $250,000, (b) due diligence and tax planning related to acquisitions where Deloitte audits the target company, to the extent the cost of such engagement does not exceed $20,000, and (c) services not otherwise covered by (a) or (b) above to the extent the cost of such engagements does not exceed $150,000; provided, however, that the aggregate amount of all such engagements under (a), (b) and (c) may not exceed $350,000 in any calendar quarter; and

4.	The Chair of the Audit Committee will be promptly notified of each engagement and the Audit Committee will be updated quarterly on all engagements, including fees.
2023 Proxy Statement	I	21

TriMas Corporation
PROPOSAL 3 — APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS
THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS
As required pursuant to Section 14A of the Securities Exchange Act of 1934, or the Exchange Act, the Company is providing shareholders with an advisory (non-binding) vote to approve the compensation paid to our NEOs as disclosed in this proxy statement. This advisory vote is commonly known as a “Say-on-Pay” vote. At the 2017 Annual Meeting of Shareholders, a majority of the votes cast on a proposal regarding the frequency for future Say-on-Pay votes approved the Board’s recommendation to hold future Say-on-Pay votes on an annual basis. The Company adopted an annual Say-on-Pay vote program in 2017 after considering these voting results. The last Say-on-Pay vote took place at the 2022 Annual Meeting of Shareholders, during which we received nearly 92% approval of our Say-on-Pay resolution.
At its first meeting held after our 2022 Say-on-Pay vote, the Compensation Committee reviewed the voting results described above. After taking into consideration the strong level of support expressed by our shareholders for the executive compensation program for our then-NEOs, the Compensation Committee decided to continue to apply the same guiding philosophy and principles to subsequent decisions and when adopting subsequent policies regarding NEO compensation. No changes have been made to our executive compensation program specifically in reaction to the 2022 Say-on-Pay vote. The Compensation Committee has also continued to monitor voting policy changes adopted by our institutional shareholders and their advisors since the 2022 Say-on-Pay vote, and expects to continue to take those voting policies into account when considering changes to our executive compensation program.
2022 Compensation Program Highlights
As described in the Compensation Discussion and Analysis within this proxy statement, our NEOs are rewarded when defined financial and operational performance results are achieved and when value is created for our shareholders. Our Compensation Committee believes that our compensation program is effective in implementing our executive compensation philosophy and establishing a link between compensation and shareholder interests.
Highlights of our compensation program include the following:
•
A substantial percentage of each NEO’s target total direct compensation is variable and consists of incentives that can be earned for achieving annual and long-term performance goals. Our program is weighted toward pay-for-performance and variable compensation to reinforce our philosophy of compensating our executives when they and the Company are successful in ways that support shareholder interests;

•	Each year, the Compensation Committee establishes performance measures intended to focus executives on the most important Company objectives;
•
In determining the compensation components for each NEO for 2022, the Compensation Committee generally focused on market values around the size-adjusted median of our peer group and survey data. The market information is considered a reference point rather than policy for reviewing competitiveness;

22	I	2023 Proxy Statement

PROPOSAL 3 — APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS
•	Our expectations for stock ownership align executives’ interests with those of our shareholders and all of the NEOs are in compliance with our stock ownership guidelines;
•
The Company’s clawback policy permits the Compensation Committee to recoup or rescind variable compensation to executives, including NEOs, under certain situations, including restatement of financial results;

•	Our Compensation Committee has retained an independent compensation consultant to advise it with respect to executive and non-employee director compensation matters;
•	We do not have employment agreements with our executives;
•	We do not permit “underwater” stock options or stock appreciation rights to be repriced without shareholder approval;
•
The Company’s anti-hedging policy prohibits our directors and the Company’s executives, including NEOs, from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Common Stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds; and

•	The Company’s anti-pledging policy prohibits our directors and the Company’s executives, including NEOs, from pledging with respect to the Company’s Common Stock.
Shareholder Support
We are asking our shareholders to indicate their support for our NEOs’ compensation as described in this proxy statement. This proposal gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative and other disclosures in this proxy statement.”
As an advisory vote, this proposal is not binding on the Company. However, our Compensation Committee and Board value the opinions of our shareholders and expect to consider the outcome of the vote when making future compensation decisions regarding the Company’s NEOs. Subject to the outcome of the shareholder vote on Proposal 4, the next Say-on-Pay vote is expected to be held at our 2024 Annual Meeting of Shareholders.
2023 Proxy Statement	I	23

TriMas Corporation
PROPOSAL 4 — APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS
THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A SAY-ON-PAY VOTE FREQUENCY OF “EVERY YEAR.”
Pursuant to Section 14A of the Exchange Act, at least once every six years the Company is required to submit for shareholder vote a non-binding resolution to recommend whether the Say-on-Pay vote should occur every one, two, or three years.
After careful consideration of the various arguments supporting each frequency level, the Board believes that submitting the Say-on-Pay vote to shareholders on an annual basis is appropriate for the Company and its shareholders at this time. This recommendation reflects our commitment to strong corporate governance and accountability to our shareholders. An annual Say-on-Pay vote will foster useful communication with our shareholders by allowing our shareholders to annually express their views on the Company’s executive compensation practices.
Shareholder Support
The proxy card provides shareholders with four choices for this frequency proposal (every year, every two years, every three years, or abstain). Shareholders are not voting to approve or disapprove the Board’s recommendation.
The frequency vote is non-binding. Shareholder approval of a one-, two- or three-year frequency for future Say-on- Pay votes will not require the Company to implement future Say-on-Pay votes every one, two or three years. Instead, the final decision on the frequency of the future Say-on-Pay votes remains with the Board and/or its committees.
The Board values the opinions of the Company’s shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board and its committees will carefully consider the outcome of the frequency vote and other communications from shareholders when making future decisions regarding the frequency of future Say-on-Pay votes. The next frequency vote is expected to be held at our 2029 Annual Meeting of Shareholders.
24	I	2023 Proxy Statement

PROPOSAL 5 — APPROVAL OF THE TRIMAS CORPORATION 2023 EQUITY AND INCENTIVE COMPENSATION PLAN
PROPOSAL 5 — APPROVAL OF THE TRIMAS CORPORATION 2023 EQUITY AND INCENTIVE COMPENSATION PLAN
THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE TRIMAS CORPORATION 2023 EQUITY AND INCENTIVE COMPENSATION PLAN
General
We are asking shareholders to approve the TriMas Corporation 2023 Equity and Incentive Compensation Plan (the “2023 Plan”). On March 8, 2023, upon recommendation by the Compensation Committee, the Board unanimously approved and adopted, subject to the approval of the Company’s shareholders at the Annual Meeting, the 2023 Plan to succeed our 2017 Equity and Incentive Compensation Plan (the “2017 Plan”). We sometimes refer to the 2017 Plan, including as amended or amended and restated from time to time, as the “Predecessor Plan.”
The Board is recommending that the Company’s shareholders vote in favor of the 2023 Plan. The 2023 Plan will continue to afford the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers and other key employees of the Company and its subsidiaries, non-employee directors of the Company and certain non-employees who provide employee-type services.
Shareholder approval of the 2023 Plan would constitute approval of 1,650,000 new shares of common stock, par value $0.01 per share, of the Company, plus any shares remaining available for future grant under the 2017 Plan as of the effective date of the 2023 Plan, for awards under the 2023 Plan, as described below and in the 2023 Plan, with such amount subject to adjustment, including under the 2023 Plan’s share counting rules. If the 2023 Plan is approved by shareholders, it will be effective as of the day of the Annual Meeting, and no further grants will be made on or after such date under the 2017 Plan. If the 2023 Plan is not approved by our shareholders, no awards will be made under the 2023 Plan, and the 2017 Plan will remain in effect.
The actual text of the 2023 Plan is attached to this proxy statement as Appendix A. The following description of the 2023 Plan is only a summary of its principal terms and provisions, and is qualified by reference to the actual text as set forth in Appendix A.
Why We Recommend That You Vote for this Proposal
The 2023 Plan authorizes the Compensation Committee to provide equity-based compensation in the form of stock options, appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, dividend equivalents, and certain other awards denominated or payable in, or otherwise based on, shares of Common Stock or factors that may influence the value of our shares, plus cash incentive awards, to non-employee directors, plus officers and other employees and certain consultants to the Company and its subsidiaries, in order to provide to such persons incentives and rewards for service and/or performance. Some of the key features of the 2023 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.
We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and directors, and that the ability to provide equity-based and incentive-based awards under the 2023 Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors.
2023 Proxy Statement	I	25

TriMas Corporation
The use of shares of our Common Stock as part of our compensation program is also important to our continued success because equity-based awards are an essential component of our compensation program for key employees, as they link compensation with long-term shareholder value creation and reward participants based on service and/or the Company’s performance. As discussed in further detail in the “Compensation Discussion and Analysis,” equity compensation represents a significant portion of the compensation package for our chief executive officer and other named executive officers. Because our equity awards generally vest over multiple years, the value ultimately realized from these awards depends on the long-term value of shares of our Common Stock. Our equity compensation program also helps us to attract and retain talent in a highly competitive market, targeting individuals who are motivated by pay-for-performance.
As of March 13, 2023, 459,496 shares of Common Stock remained available for issuance under the 2017 Plan. If the 2023 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which may not necessarily align employee and director compensation interests with the investment interests of our shareholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized.
The following includes aggregated information regarding our view of the overhang and dilution associated with the Predecessor Plan and the potential shareholder dilution that would result if our proposed share authorization under the 2023 Plan is approved.
The information below is as of March 13, 2023. As of that date, there were approximately 41,537,463 shares of our Common Stock outstanding. Under the 2017 Plan and Director Retainer Share Election Program, which are our only active equity compensation plans for which we have granted shares that are currently outstanding:
•
Outstanding full-value awards (restricted stock, RSUs, and performance stock units): 1,000,733 shares of Common Stock (approximately 2.4% of our outstanding shares of Common Stock, on a fully-diluted basis);

•	No stock options or stock appreciation rights were outstanding;
•
Total shares of Common Stock available for future awards under the 2017 Plan and Director Retainer Share Election Program: 459,496 shares of Common Stock and 29,753 shares of Common Stock, respectively (in aggregate, representing approximately 1.2% of our outstanding shares of Common Stock, on a fully-diluted basis); however, as noted above, no further grants will be made under the 2017 Plan upon the effective date of the 2023 Plan; and

•
The total number of shares of Common Stock subject to outstanding awards (1,000,733 shares of Common Stock), plus the total number of shares of Common Stock available for future awards under the 2017 Plan and Director Retainer Share Election Program (489,249 shares of Common Stock), represents a current overhang percentage of 3.5%, on a fully-diluted basis (potential dilution of our shareholders represented by the Predecessor Plan and Director Retainer Share Election Program).

Under the 2023 Plan:
•
Proposed shares of Common Stock available for awards under the 2023 Plan: 1,650,000 shares of Common Stock, which represents about 3.8 percent of our outstanding shares of Common Stock, on a fully- diluted basis. This percentage reflects the dilution of our shareholders that would occur if the 2023 Plan is approved.

26	I	2023 Proxy Statement

PROPOSAL 5 — APPROVAL OF THE TRIMAS CORPORATION 2023 EQUITY AND INCENTIVE COMPENSATION PLAN
Total potential overhang or dilution under the 2023 Plan:
•
The total shares of Common Stock subject to outstanding awards as of the Record Date (1,000,733 shares of Common Stock), plus the proposed new shares of Common Stock available for awards under the 2023 Plan (1,650,000 shares of Common Stock), and the total number of shares of Common Stock available for future awards under the 2017 Plan and Director Retainer Share Election Program (489,249 shares of Common Stock), represent a total overhang of 3,139,982 shares (7.0 percent, on a fully-diluted basis) under the 2023 Plan.

Based on the closing price on the Nasdaq for our shares of Common Stock on the Record Date of $29.02 per share, the aggregate market value as of the Record Date of the new 1,650,000 shares of Common Stock requested under the 2023 Plan was $47,883,000.
In fiscal years 2020, 2021 and 2022, we granted awards under the Predecessor Plan and Director Retainer Share Election Program covering 487,034 shares of Common Stock, 253,106 shares of Common Stock and 317,924 shares of Common Stock, respectively. Based on our basic weighted average of shares of Common Stock outstanding for those three years of 43,581,232, 43,006,922 and 42,249,244, respectively, for the three-fiscal-year period 2020-2022, our average burn rate, not taking into account forfeitures, was 0.82% (our individual years’ burn rates were 1.12% for fiscal 2020, 0.59% for fiscal 2021, and 0.75% for fiscal 2022).
In determining the number of shares to request for approval under the 2023 Plan, our management team worked with Meridian and the Compensation Committee to evaluate a number of factors including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2023 Plan.
If the 2023 Plan is approved, we intend to use the shares authorized under the 2023 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the 2023 Plan combined with the shares available for future awards from the 2017 Plan will last for about four years, based on our historic grant rates and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or our share price changes materially. As noted below, our Compensation Committee would retain full discretion under the 2023 Plan to determine the number and amount of awards to be granted under the 2023 Plan, subject to the terms of the 2023 Plan. Future benefits that may be received by participants under the 2023 Plan are not determinable at this time.
We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute shareholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests, as described above.
In evaluating this proposal, shareholders should consider all of the information in this proposal.
2023 Plan Highlights
Below are certain highlights of the 2023 Plan. These features of the 2023 Plan are designed to permit alignment between equity compensation arrangements awarded pursuant to the 2023 Plan and shareholders’ interests, consistent with sound corporate governance practices:
Administration. The 2023 Plan will generally be administered by the Compensation Committee.
Reasonable 2023 Plan Limits. Subject to adjustment as described in the 2023 Plan, total awards under the 2023 Plan are limited to 1,650,000 shares (1) plus, as of the effective date of the 2023 Plan, the total number of shares remaining available for future grant under the Predecessor Plan, and (2) plus any shares made available to the 2023 Plan from grants under the 2023 Plan or the Predecessor Plan as described below, including under the 2023 Plan’s share counting rules. These shares may be shares of original issuance or treasury shares or a combination of the two.
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Non-Employee Director Compensation Limit. The 2023 Plan provides that in no event will any non- employee director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the date of grant, as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $750,000.
Allowances for Conversion Awards and Assumed Plans. Shares of Common Stock issued or transferred under awards granted under the 2023 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other 2023 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2023 Plan, under circumstances further described in the 2023 Plan, but will not count against the aggregate share limit or other 2023 Plan limits described above.
Limited Share Recycling Provisions. Subject to certain exceptions described in the 2023 Plan, if any award granted under the 2023 Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement or unearned amount, again be available under the 2023 Plan. Additionally, if on or after the effective date of the 2023 Plan, any shares of Common Stock subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled in cash, or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement or unearned amount, be available for awards under the 2023 Plan. Notwithstanding anything else in the 2023 Plan, the following share recycling rules apply under the 2023 Plan:
•
Shares of Common Stock withheld by us, tendered or otherwise used in payment of the exercise price of a stock option granted under the 2023 Plan will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under the 2023 Plan;

•
Shares of Common Stock withheld by us, tendered or otherwise used to satisfy a tax withholding obligation (1) will, with respect only to awards other than stock options or appreciation rights, be added (or added back, as applicable) to the aggregate share limit under the 2023 Plan, but only for up to 10 years following the most recent shareholder approval of the 2023 Plan; otherwise such shares (2) will not be added (or added back, as applicable) to the aggregate share limit under the 2023 Plan;

•
Shares of Common Stock subject to a stock-settled appreciation right that are not actually issued in connection with the settlement of such appreciation right on exercise will not be added back to the aggregate number of shares of Common Stock available under the 2023 Plan;

•
Shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options will not be added to the aggregate number of shares of Common Stock available under the 2023 Plan; and

•
If a participant elects to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate number of shares available under the 2023 Plan.

No Repricing Without Shareholder Approval. The repricing of stock options and SARs (outside of certain corporate transactions or adjustment events described in the 2023 Plan or in connection with a “change in control”) is prohibited without shareholder approval under the 2023 Plan.
Change in Control Definition. The 2023 Plan includes a non-liberal definition of “change in control,” which is described below.
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PROPOSAL 5 — APPROVAL OF THE TRIMAS CORPORATION 2023 EQUITY AND INCENTIVE COMPENSATION PLAN
Accommodates Clawback Policies. The 2023 Plan provides that awards under the 2023 Plan may be made subject to one or more clawback policies of the Company as provided in the applicable clawback policies.
Exercise or Base Price Limitation. The 2023 Plan also provides that, except with respect to certain converted, assumed, or substituted awards as described in the 2023 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a share our of Common Stock on the date of grant.
No Minimum Vesting Periods. The 2023 Plan does not provide for any minimum vesting or performance periods for awards.
Summary of Other Material Terms of the 2023 Plan
Administration. The 2023 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board designated by the Board to administer the 2023 Plan. However, the Board may grant awards under the 2023 Plan to non-employee directors of the Company and administer the 2023 Plan with respect to such awards. References to the “Committee” in this proposal refer to the Compensation Committee or such other committee designated by the Board, as applicable. The Committee may from time to time delegate all or any part of its authority under the 2023 Plan to a subcommittee. Any interpretation, construction, and determination by the Committee of any provision of the 2023 Plan, or of any agreement, notification, or document evidencing the grant of awards under the 2023 Plan, will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the 2023 Plan, authorize one or more officers of the Company to authorize the granting or sale of awards under the 2023 Plan on the same basis as the Committee. However, the Committee may not delegate such authority to officers for awards granted to such officers or employees who are subject to the reporting requirements of Section 16 of the Exchange Act.
Eligibility. Any person who is selected by the Committee to receive benefits under the 2023 Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2023 Plan. In addition, certain persons (including consultants) who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”), and non-employee directors of the Company, may also be selected by the Committee to participate in the 2023 Plan. As of the Record Date, there were approximately 3,500 employees, no consultants and eight non-employee directors of the Company expected to participate in the 2023 Plan. Although consultants of the Company and its subsidiaries are also eligible to participate in the 2023 Plan, we have not granted equity awards to consultants in recent years and, due to the temporary status of such service providers, do not have a current estimate of how many such consultants may be eligible in the future to participate in the 2023 Plan. We do not currently expect to make material grants of awards under the 2023 Plan to consultants. The basis for participation in the 2023 Plan by eligible persons is the selection of such persons by the Committee (or its authorized delegate) in its discretion.
Shares Available for Awards under the 2023 Plan. Subject to adjustment as described in the 2023 Plan, the number of shares of Common Stock available under the 2023 Plan for awards of:
•	stock options or appreciation rights;
•	restricted stock;
•	restricted stock units;
•	performance shares or performance units;
•	other stock-based awards under the 2023 Plan; or
•	dividend equivalents paid with respect to awards under the 2023 Plan;
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will not exceed, in the aggregate, 1,650,000 shares of Common Stock (1) plus, as of the effective date, the total number of shares remaining available for future grant under the Predecessor Plan, and (2) plus any shares of Common Stock that become available to the 2023 Plan from grants under the 2023 Plan or the Predecessor Plan as a result of forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning of awards, including under the 2023 Plan’s share counting rules (the “Available Shares”). The Available Shares may be shares of original issuance, treasury shares, or a combination of the foregoing. This design means that we are essentially “rolling into” the new 2023 Plan the shares that we have remaining under the Predecessor Plan.
Share Counting. The aggregate number of shares of Common Stock available under the 2023 Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under the 2023 Plan.
Subject to certain exceptions described in the 2023 Plan, if any award granted under the 2023 Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the shares of Common Stock subject to the award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the 2023 Plan. Additionally, if on or after the effective date of the 2023 Plan, any shares of Common Stock subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the 2023 Plan.
The 2023 Plan further provides that the following shares of Common Stock will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under the 2023 Plan: (1) shares of Common Stock withheld by us in payment of the exercise price of a stock option granted under the 2023 Plan, (2) shares of Common Stock tendered or otherwise used in payment of the exercise price of a stock option granted under the 2023 Plan, (3) shares of Common Stock subject to an appreciation right granted under the 2023 Plan that are not actually issued in connection with the settlement of such appreciation right on exercise, and (4) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2023 Plan. In addition, shares of Common Stock withheld by us or tendered or otherwise used to satisfy a tax withholding obligation (A) will, with respect only to awards other than stock options or appreciation rights, be added (or added back, as applicable) to the aggregate share limit under the 2023 Plan but only for up to 10 years following the date of the most recent shareholder approval of the 2023 Plan; otherwise, such shares (B) will not be added (or added back, as applicable) to the aggregate share limit under the 2023 Plan. Further, if under the 2023 Plan a participant has elected to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate number of shares of Common Stock available under the 2023 Plan.
Shares of Common Stock issued or transferred pursuant to awards granted under the 2023 Plan in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, and shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2023 Plan, but will not be added to the share limits under the 2023 Plan described above.
Types of Awards Under the 2023 Plan. Pursuant to the 2023 Plan, the Company may grant stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Code (“Incentive Stock Options”)), appreciation rights, restricted stock, RSUs, performance shares, performance units, cash incentive awards, and certain other awards based on or related to shares of our Common Stock.
Generally, each grant of an award under the 2023 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing, or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and provisions as the Committee may determine, consistent with the 2023 Plan. A brief description of the types of awards which may be granted under the 2023 Plan is set forth below.
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PROPOSAL 5 — APPROVAL OF THE TRIMAS CORPORATION 2023 EQUITY AND INCENTIVE COMPENSATION PLAN
Stock Options. A stock option is a right to purchase shares of Common Stock upon exercise of the stock option. Stock options granted to an employee under the 2023 Plan may consist of either an Incentive Stock Option, a non- qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive Stock Options may only be granted to employees of the Company or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, Incentive Stock Options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a share of Common Stock on the date of grant. The term of a stock option may not extend more than 10 years after the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option.
Each grant of a stock option will specify the applicable terms of the stock option, including the number of shares of Common Stock subject to the stock option and the required period or periods of the participant’s continuous service before any stock option or portion of a stock option will become exercisable (subject to the minimum vesting requirements described above). Stock options may provide for continued vesting or the earlier exercise of the stock options, including in the event of retirement, death, or disability of the participant or in the event of a change in control.
Any grant of stock options may specify management objectives that must be achieved as a condition to the exercise of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable (1) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the Company of shares of Common Stock owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold shares of Common Stock otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the 2023 Plan may not provide for dividends or dividend equivalents.
Appreciation Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of appreciation rights. An appreciation right is a right to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the value of shares of our Common Stock on the date of exercise.
Each grant of an appreciation right will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the 2023 Plan and will contain such other terms and provisions, consistent with the 2023 Plan, as the Committee may approve. Each grant of appreciation rights will specify the period or periods of continuous service by the participant with the Company or any subsidiary that is necessary before the appreciation rights or installments of such appreciation rights will become exercisable (subject to the minimum vesting requirements described above). Appreciation rights may provide for continued vesting or earlier exercise, including in the case of retirement, death, or disability of the participant, or in the event of a change in control. Any grant of appreciation rights may specify management objectives that must be achieved as a condition of the exercise of such appreciation rights. An appreciation right may be paid in cash, shares of Common Stock, or any combination of the two.
Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of appreciation rights held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of an appreciation right may not be less than the fair market value of a share of Common Stock on the date of grant. The term of an appreciation right may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of an appreciation right. Appreciation rights granted under the 2023 Plan may not provide for dividends or dividend equivalents.
Restricted Stock. Restricted stock constitutes an immediate transfer of the ownership of shares of Common Stock to the participant in consideration of the performance of services, entitling such participant to dividend, voting and
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other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved (subject to the minimum vesting requirements described above). Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant.
Restricted stock may provide for continued vesting or the earlier vesting of such restricted stock, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control.
Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to the restricted stock. Any grant of restricted stock will require that any and all dividends or distributions paid on restricted stock that remain subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted stock, which will be subject to the same restrictions as the underlying restricted stock. Any such dividends or other distributions on restricted stock will be deferred until, and paid contingent upon, the vesting of such restricted stock. Each grant of restricted stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the 2023 Plan and will contain such terms and provisions, consistent with the 2023 Plan, as the Committee may approve.
Restricted Stock Units. Restricted stock units awarded under the 2023 Plan constitute an agreement by the Company to deliver shares of Common Stock, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Committee may specify (subject to the minimum vesting requirements described above). Each grant or sale of restricted stock units may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of shares of our Common Stock on the date of grant.
RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of the retirement, death, disability or termination or employment of service of a participant or in the event of a change in control.
During the restriction period applicable to restricted stock units, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the shares of Common Stock underlying the restricted stock units and no right to vote them. Rights to dividend equivalents may be extended to and made part of any restricted stock unit award at the discretion of and on the terms determined by the Committee, on a deferred and contingent basis, either in cash or in additional shares of Common Stock, but dividend equivalents or other distributions on shares of Common Stock under the restricted stock units will be deferred until and paid contingent upon vesting of such restricted stock units. Each grant or sale of restricted stock units will specify the time and manner of payment of the restricted stock units that have been earned. A restricted stock unit may be paid in cash, shares of Common Stock or any combination of the two.
Each grant of a restricted stock unit award will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the 2023 Plan and will contain such terms and provisions, consistent with the 2023 Plan, as the Committee may approve.
Cash Incentive Awards, Performance Shares and Performance Units. Performance shares, performance units, and cash incentive awards may also be granted to participants under the 2023 Plan. A performance share is a bookkeeping entry that records the equivalent of one share of Common Stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
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PROPOSAL 5 — APPROVAL OF THE TRIMAS CORPORATION 2023 EQUITY AND INCENTIVE COMPENSATION PLAN
Each grant of performance shares, performance units, or a cash incentive award will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the 2023 Plan and will contain such other terms and provisions of such award, consistent with the 2023 Plan, as the Committee may approve.
These awards, when granted under the 2023 Plan, become payable to participants upon of the achievement of specified management objectives and upon such terms and conditions as the Committee determines at the time of grant. Each grant may specify with respect to the management objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of performance shares or performance units, or the amount payable with respect to a cash incentive award, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels but falls short of maximum achievement. Each grant will specify the time and manner of payment of a cash incentive award, performance shares, or performance units that have been earned. Any grant may specify that the amount payable with respect to such grant may be paid by the Company in cash, in shares of Common Stock, in restricted stock or RSUs, or in any combination thereof.
Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional shares of Common Stock, subject to deferral and payment on a contingent basis based on the participant’s earning of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.
Other Awards. Subject to applicable law and applicable share limits under the 2023 Plan, the Committee may grant to any participant shares of Common Stock or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares of Common Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates, or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of the Company. The terms and conditions of any such awards will be determined by the Committee (subject to the minimum vesting requirements described above). Shares of Common Stock delivered under an award in the nature of a purchase right granted under the 2023 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of Common Stock, other awards, notes, or other property, as the Committee determines.
In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the 2023 Plan. The Committee may also grant shares of Common Stock as a bonus, or may grant other awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2023 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner than complies with Section 409A of the Code.
The Committee may provide for the payment of dividends or dividend equivalents on Other Awards in cash or in additional shares of Common Stock, subject to deferral and payment on a contingent basis based on the participant’s earning of the Other Awards with respect to which such dividends or dividend equivalents are paid.
Each grant of an Other Award will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the 2023 Plan and will contain such other terms and provisions of such award, consistent with the 2023 Plan, as the Committee may approve.
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Change in Control. The 2023 Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in an Evidence of Award, a change in control will be deemed to have occurred if (subject to certain limitations and as further described in the 2023 Plan):
1.
A person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of our then-outstanding securities, excluding any person who becomes such a beneficial owner in connection with certain of the transactions described in clause (3) below;

2.
Individuals who constituted the Board cease for any reason to constitute at least a majority of the Board, unless their replacements are approved as described in the 2023 Plan (subject to certain exceptions);

3.
The Company closes a merger, consolidation, wind-up, reorganization, restructuring, or a similar event or series of events resulting in a substantial change in its ownership or leadership, as further described in the 2023 Plan, other than any such event or series of events effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

4.
The Company’s shareholders approve its complete liquidation or dissolution or the Company closes a sale or disposition of all or substantially all of its assets resulting in a substantial change in its ownership or leadership, as further described in the 2023 Plan.

Management Objectives. The 2023 Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the measurable performance objective or objectives established pursuant to the 2023 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, appreciation rights, restricted stock, restricted stock units, dividend equivalents or Other Awards. The management objectives applicable to an award under the 2023 Plan (if any) will be determined by the Committee, and may be based on one or more, or a combination, of metrics under the following categories or such other metrics as may be determined by the Committee (including relative or growth achievement regarding such metrics):
•
Profits (e.g., gross profit, gross profit growth, operating income, earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, net income (before or after taxes), consolidated net income, net earnings, net sales, cost of sales, basic or diluted earnings per share (before or after taxes), residual or economic earnings, net operating profit (before or after taxes), or economic profit);

•
Cash Flow (e.g., actual or adjusted earnings before or after interest, taxes, depreciation and/or amortization (including EBIT and EBITDA), free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, operating cash flow, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

•	Returns (e.g., profits or cash flow returns on: assets, investment, capital, invested capital, net capital employed, equity or sales);
•	Working Capital (e.g., working capital targets, working capital divided by sales, days’ sales outstanding, days’ sales inventory or days’ sales in payables);
•	Profit Margins (e.g., profits divided by revenues or gross margins and material margins divided by revenues);
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PROPOSAL 5 — APPROVAL OF THE TRIMAS CORPORATION 2023 EQUITY AND INCENTIVE COMPENSATION PLAN
•	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA or total debt ratio);
•
Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenue, net revenue, revenue growth, net revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, or sales and administrative costs divided by profits); and

•
Strategic Initiative Key Deliverable Metrics, consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, market share, geographic business expansion goals, expense targets or cost reduction goals, general and administrative expense savings, selling, general and administrative expenses, objective measures of client/customer satisfaction, employee satisfaction, employee retention, management of employment practices and employee benefits, supervision of litigation and information technology, productivity ratios, economic value added (or another measure of profitability that considers the cost of capital employed), product quality, sales of new products or goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

Additionally, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.
Transferability of Awards. Except as otherwise provided by the Committee, no stock option, appreciation right, restricted stock, restricted stock unit, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the 2023 Plan will be transferable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the 2023 Plan be transferred for value. Except as otherwise determined by the Committee, stock options and appreciation rights will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.
The Committee may specify on the grant date that all or part of the shares of Common Stock that are subject to awards under the 2023 Plan will be subject to further restrictions on transfer.
Adjustments: Corporate Transaction. The Committee will make or provide for such adjustments in: (1) the number of and kind of shares of Common Stock covered by outstanding stock options, appreciation rights, restricted stock, restricted stock units, performance shares and performance units granted under the 2023 Plan; (2) if applicable, the number of and kind of shares of Common Stock covered by Other Awards granted pursuant to the 2023 Plan; (3) the exercise price or base price provided in outstanding stock options and appreciation rights, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, exercised in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.
In the event of any such transaction or event, or in the event of a change in control of the Company, the Committee may provide in substitution for any or all outstanding awards under the 2023 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or appreciation right with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company,
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TriMas Corporation
the Committee may in its discretion elect to cancel such stock option or appreciation right without any payment to the person holding such stock option or appreciation right. The Committee will make or provide for such adjustments to the numbers of shares of Common Stock available for issuance under the 2023 Plan and the share limits of the 2023 Plan as the Committee in its sole discretion may in good faith determine to be appropriate in connection with such transaction or event. However, any adjustment to the limit on the number of shares of Common Stock that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to so qualify.
Prohibition on Repricing. Except in connection with certain corporate transactions or changes in the capital structure of the Company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or appreciation rights, respectively, or (2) cancel outstanding “underwater” stock options or appreciation rights in exchange for cash, Other Awards or stock options or appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or appreciation rights, as applicable, without shareholder approval. The 2023 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and appreciation rights and that it may not be amended without approval by our shareholders.
Detrimental Activity and Recapture. Any Evidence of Award may reference a Company clawback policy or provide for the cancellation or forfeiture and repayment to us of any award or gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, or as required by applicable law or any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Company’s shares are then traded. In addition, any Evidence of Award or such clawback policy may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any shares of Common Stock issued under and/or any other benefit related to an award, or include other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and/or any applicable rules and regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the shares of Common Stock may be traded.
Grants to Non-U.S. Based Participants. In order to facilitate the making of any grant or combination of grants under the 2023 Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company or any of its subsidiaries under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2023 Plan (including sub-plans) (to be considered part of the 2023 Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments, or restatements will include any provisions that are inconsistent with the terms of the 2023 Plan as then in effect unless the 2023 Plan could have been amended to eliminate such inconsistency without further approval by our shareholders.
Withholding. To the extent the Company is required to withhold federal, state, local, or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2023 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of shares of Common Stock, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, we will withhold shares of Common Stock having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax, or other laws, the Committee may require the participant to satisfy the obligation, in whole or in part, by having withheld, from the shares delivered or required to be delivered to the participant, shares of Common Stock having a value equal
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PROPOSAL 5 — APPROVAL OF THE TRIMAS CORPORATION 2023 EQUITY AND INCENTIVE COMPENSATION PLAN
 to the amount required to be withheld or by delivering to us other shares of Common Stock held by such participant. The shares used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in participant’s income. In no event will the fair market value of the shares of Common Stock to be withheld and delivered pursuant to the 2023 Plan to satisfy applicable withholding taxes or other amounts in connection with the benefit exceed the minimum amount of taxes required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences and (2) such additional withholding amount is permitted by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of stock options.
No Right to Continued Employment. The 2023 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.
Effective Date of the 2023 Plan. The 2023 Plan will become effective on the date it is approved by the Company’s shareholders. No grants will be made under the Predecessor Plan on or after the date on which our shareholders approve the 2023 Plan, provided that outstanding awards granted under the Predecessor Plan will continue unaffected following such date.
Amendment and Termination of the 2023 Plan. The Board generally may amend the 2023 Plan from time to time in whole or in part. However, if any amendment (1) would materially increase the benefits accruing to participants under the 2023 Plan, (2) would materially increase the number of shares which may be issued under the 2023 Plan, (3) would materially modify the requirements for participation in the 2023 Plan, or (4) must otherwise be approved by our shareholders in order to comply with applicable law or the rules of the NASDAQ Stock Market, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.
Further, subject to the 2023 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the 2023 Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the 2023 Plan, and including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the 2023 Plan or waive any other limitation or requirement under any such award.
The Board may, in its discretion, terminate the 2023 Plan at any time. Termination of the 2023 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2023 Plan more than 10 years after the effective date of the 2023 Plan, but all grants made on or prior to such date will continue in effect thereafter subject to their terms and the terms of the 2023 Plan.
New Plan Benefits
It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2023 Plan because the grant and actual pay-out of awards under the 2023 Plan are subject to the discretion of the plan administrator.
U.S. Federal Income Tax Consequences
The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2023 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for 2023 Plan participants, is not intended to be
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TriMas Corporation
complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences. This summary is general in nature and does not discuss all of the various rules and regulations that may apply to each award and we are not in a position to guarantee any particular tax result.
Tax Consequences to Participants
Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the shares of restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.
Performance Shares, Performance Units and Cash Incentive Awards. No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received.
Nonqualified Stock Options. In general:
•	No income will be recognized by an optionee at the time a non-qualified stock option is granted;
•
At the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

•
At the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long- term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. The exercise of an Incentive Stock Option, however, may result in alternative minimum tax liability. If shares of Common Stock are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
If shares of Common Stock acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
Appreciation Rights. No income will be recognized by a participant in connection with the grant of an appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received on the exercise.
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PROPOSAL 5 — APPROVAL OF THE TRIMAS CORPORATION 2023 EQUITY AND INCENTIVE COMPENSATION PLAN
Restricted Stock Units. No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.
Tax Consequences to the Company or its Subsidiaries
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.
Registration with the SEC
We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of Common Stock under the 2023 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2023 Plan by our shareholders.
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TriMas Corporation
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS
The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by:
•	Each person known by us to beneficially own more than 5% of the Common Stock;
•	Each of the Company’s directors and director nominees;
•	Each of the NEOs; and
•	All of the Company’s directors and executive officers as a group.
The percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares (1) voting power, which includes the power to vote or to direct the voting of the security, (2) investment power, which includes the power to dispose of or to direct the disposition of the security, or (3) rights to acquire Common Stock that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of the Record Date. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. As of the Record Date, the Company had 41,412,034 shares outstanding.
	Shares Beneficially Owned
Name and Beneficial Owner	Number	Percentage
The Vanguard Group(1) 100 Vanguard Blvd., Malvern, PA 19355	4,210,046	10.2%
Victory Capital Management Inc.(2) 4900 Tiedeman Rd., 4th Floor, Brooklyn, OH 44144	3,175,434	7.7%
Champlain Investment Partners, LLC(3) 180 Battery St., Suite 400, Burlington, VT 05401	3,058,190	7.4%
BlackRock, Inc.(4) 55 East 52nd St., New York, NY 10055	2,912,445	7.0%
Fiduciary Management, Inc.(5) 100 E. Wisconsin Ave., Suite 2200, Milwaukee, WI 53202	2,856,289	6.9%
Wasatch Advisors, Inc.(6) 505 Wakara Way, Salt Lake City, UT 84108	2,670,621	6.4%
Allspring Global Investments Holdings, LLC(7) 525 Market St., 10th Floor, San Francisco, CA 94105	2,645,220	6.4%
Wellington Management Group LLP(8) 280 Congress St., Boston, MA 02210	2,573,941	6.2%
Dimensional Fund Advisors LP(9) 6300 Bee Cave Rd., Bldg. One, Austin, TX 78746	2,321,341	5.6%
Thomas A. Amato(10)	233,439	—%
Holly M. Boehne(10)	13,190	—%
Jeffrey A. Fielkow(10)	—	—%
Teresa M. Finley(10)	23,232	—%
Jeffrey M. Greene(10)	12,975	—%
Scott A. Mell(10)	19,762	—%
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS
	Shares Beneficially Owned
Name and Beneficial Owner	Number	Percentage
Herbert K. Parker(10)	21,544	—%
Fabio L. Matheus Salik(10)	20,855	—%
John P. Schaefer(10)	10,943	—%
Nick L. Stanage(10)	39,347	—%
Daniel P. Tredwell(10)	50,703	—%
Samuel Valenti III(10)	8,148	—%
All current executive officers and directors as a group (12 persons)(10)	454,138	1.1%
(1)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on March 10, 2023, by Vanguard Group, Inc. (“Vanguard Group”). As of February 28, 2023, Vanguard Group had sole voting power with respect to zero shares of Common Stock, sole dispositive power with respect to 4,138,266 shares of Common Stock, shared voting power with respect to 29,589 shares of Common Stock, and shared dispositive power with respect to 71,780 shares of Common Stock.

(2)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on January 31, 2023, by Victory Capital Management Inc. (“Victory Capital Management”). As of December 31, 2022, Victory Capital Management had sole voting power with respect to 3,156,494 shares of Common Stock and sole dispositive power with respect to 3,175,434 shares of Common Stock.

(3)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 13, 2023, by Champlain Investment Partners, LLC (“Champlain”). As of December 31, 2022, Champlain had sole voting power with respect to 2,330,935 shares of Common Stock and sole dispositive power with respect to 3,058,190 shares of Common Stock.

(4)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 1, 2023, by BlackRock, Inc. (“BlackRock”). As of December 31, 2022, BlackRock had sole voting power with respect to 2,830,052 shares of Common Stock and sole dispositive power with respect to 2,912,445 shares of Common Stock.

(5)
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 13, 2023, by Fiduciary Management, Inc. (“Fiduciary Management”). As of December 31, 2022, Fiduciary Management had sole voting power with respect to 2,490,145 shares of Common Stock and sole dispositive power with respect to 2,856,289 shares of Common Stock.

(6)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 10, 2023, by Wasatch Advisors, Inc. (“Wasatch Advisors”). As of December 31, 2022, Wasatch Advisors had sole voting power with respect to 2,670,621 shares of Common Stock and sole dispositive power with respect to 2,670,621 shares of Common Stock.

(7)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on January 12, 2023, by Allspring Global Investments Holdings, LLC (“AGIH”), Allspring Global Investments, LLC (“AGI”) and Allspring Funds Management, LLC (“AFM”). As of December 31, 2022, AGIH, AGI and AFM had (i) sole voting power with respect to 2,554,362, 400,899 and 2,554,362 shares of Common Stock, respectively; and (ii) sole dispositive power with respect to 2,645,220, 2,640,881 and 4,339 shares of Common Stock, respectively.

(8)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 6, 2023, by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (“Wellington”). As of December 30, 2022, Wellington had shared voting power with respect to 2,538,186 shares of Common Stock and shared dispositive power with respect to 2,573,941 shares of Common Stock

(9)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 10, 2023, by Dimensional Fund Advisors LP (“Dimensional Fund”). As of December 30, 2022, Dimensional Fund had sole voting power with respect to 2,280,817 shares of Common Stock and sole dispositive power with respect to 2,321,341 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940.

(10)	Each director and NEO owns less than one percent of the outstanding shares of the Common Stock and securities authorized for issuance under equity compensation plans.
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TriMas Corporation
Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(3)) (c)
Equity compensation plans approved by security holders	979,118	$—	590,045
Equity compensation plans not approved by security holders	—	—	—
(1)	The number of shares reported may overstate dilution due to the inclusion of performance-based awards.
(2)	Restricted stock units and performance-based awards are not taken into account in the weighted-average exercise price as such awards have no exercise price.
(3)	As of December 31, 2022, includes shares available for future issuance under the 2017 Equity and Incentive Compensation Plan, including for awards other than options and rights.
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, officers, and greater than 10% shareholders (if any) to file reports of ownership and changes in ownership with respect to our securities with the SEC and to furnish copies of these reports to us. We reviewed the filed reports and written representations from our directors, executive officers, and greater than 10% shareholders regarding the necessity of filing reports. Except for one late filing by Scott A. Mell, the Company’s Chief Financial Officer, due to an administrative error with respect to one transaction, we believe that all of our officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements for 2022 with respect to the Company.
Executive Officers
Officers of the Company serve at the pleasure of the Board.
Name	Age	Title
Thomas A. Amato	59	Director, President and Chief Executive Officer
Scott A. Mell	51	Chief Financial Officer
Fabio L. Matheus Salik	54	President, TriMas Packaging
Thomas A. Amato. Business experience provided under “Director and Director Nominees.”
Scott A. Mell. Mr. Mell was appointed the Company’s Chief Financial Officer in May 2021. Prior to joining the Company, Mr. Mell served as Managing Director of Recovery and Transformation Services for Riveron, a national business advisory firm, from October 2018 through April 2021. In his role with Riveron, Mr. Mell led projects at TriMas to support continuous improvement efforts within TriMas’ Packaging and TriMas’ Aerospace segments. Mr. Mell has more than 25 years of leadership experience providing strategic, financial and operational advisory services focused on value creation and transformational change management. Prior to Riveron, Mr. Mell served as Managing Director at Ernst & Young from October 2017 to October 2018. Mr. Mell also served as Vice President of Corporate Strategy at Motus Integrated Technologies from January 2017 to October 2017. Mr. Mell has held senior leadership positions within several global consulting firms, including McKinsey & Company and AlixPartners. Mr. Mell’s previous experience also includes serving in multiple C-Suite roles for both public and privately held companies in the industrial manufacturing, aerospace and energy industries.
Fabio L. Matheus Salik. Mr. Salik was appointed President of TriMas Packaging in July 2020. He has more than 20 years of global management experience working for a variety of plastic packaging companies. From 2012 to 2020, he worked for Logoplaste, a Carlyle Group-owned company which is headquartered in Portugal. In his last assignment as Chief Executive Officer of Americas from July 2017 to May 2020, and as Chief Operating Officer from December 2016 to July 2017, Mr. Salik had full P&L responsibility for more than 20 facilities, servicing blue-chip consumer packaged goods companies including P&G, Nestle, L’Oreal, Dannon, Reckitt Benckiser and Henkel. Prior to his tenure at Logoplaste, he was President of Valmari, a Brazilian skincare company. He also worked for Rexam in the United States, France and Brazil, where he served in a number of roles of increasing responsibility, including positions such as Managing Director Worldwide for Rexam Make Up and Managing Director Worldwide for Rexam Healthcare - Primary Packaging and Prescription Divisions.
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TriMas Corporation
EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis (“CD&A”) describes and analyzes the executive compensation program in place at the Company for our NEOs for 2022, which NEOs (our only executive officers serving during 2022) are:
(1)	Thomas A. Amato - President and Chief Executive Officer;
(2)	Scott A. Mell - Chief Financial Officer;
(3)	Fabio L. Matheus Salik - President, TriMas Packaging; and
(4)	John P. Schaefer - Former President, TriMas Aerospace.
On March 2, 2023, Mr. Schaefer tendered his resignation as President of TriMas Aerospace effective March 17, 2023.
Your understanding of our executive compensation program is important to the Company. The goal of this CD&A is to explain:
•	Our compensation philosophy and objectives for our NEOs in 2022;
•	The respective roles of our Compensation Committee (the “Committee”), the Committee’s external executive compensation consultant and management in the 2022 executive compensation process;
•	The key components of our 2022 executive compensation program and the successes and achievements our program is designed to reward;
•	How the decisions we made in the 2022 executive compensation process align with our executive compensation philosophy and objectives; and
•	How our NEOs’ 2022 compensation aligned with both our financial and operational performance and our shareholders’ long-term investment interests.
2022 Executive Summary
Philosophy and Objectives of Executive Compensation Program
Our executive compensation philosophy is to structure programs that will pay for performance, align with shareholder interests and attract and retain key leaders. The Company attempts to achieve its philosophy and objectives by establishing performance criteria for its executive officers where a significant portion of the opportunity for compensation is tied to annual (short-term) and long-term Company strategy and corresponding results. Our objectives are to align our executives’ compensation interests with the investment interests of our shareholders and encourage our executives to make decisions that will increase shareholder value over the longer-term. Our programs are designed to attract, retain, and motivate executives who make substantial contributions to Company performance.
2022 Business Overview
TriMas manufactures a diverse set of products primarily for the consumer products, aerospace and industrial end markets through its TriMas Packaging, TriMas Aerospace and Specialty Products groups. With approximately 3,500 employees in 13 countries, we develop, manufacture and supply products to a broad set of blue-chip
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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS
customers globally. Our wide range of innovative product solutions are designed and engineered to solve application-specific challenges that our customers face. We believe our businesses share important and distinguishing characteristics, including: well-recognized and leading brand names in the focused markets we serve; innovative product technologies and features; customer approved processes and qualified products; strong cash flow generation; and long-term growth opportunities.
During 2022, TriMas, like many companies, was not immune to cost inflation, supply chain and labor constraints, continued impacts related to the COVID-19 pandemic and an extremely dynamic demand environment. These macro-economic challenges were further compounded by an abrupt demand reduction in our TriMas Packaging group in the second half of 2022, as a result of some of our large consumer goods customers’ choices to rebalance on-hand inventory levels during our normally strong seasonal sales period, given the current environment. As a result, we worked collaboratively with these and other of our customers as they assessed their longer-range demand needs, while taking operational actions and flexing manufacturing costs where practical. The team leveraged the TriMas Business Model to manage potential disruptions resulting from what is believed to be a temporary demand effect, and took swift actions to offset the impact of the demand decline. For example, through the use of Kaizen and manufacturing footprint planning, we identified two properties where we were able to unlock value for the Company to supplement our cash earnings during the second half of 2022.
Despite the macro-economic challenges we faced, we continued to make progress toward TriMas’ overarching strategy. In addition to continuing to invest in innovative new products and processes, as well as adding capacity in areas where demand remained robust, we also successfully completed an acquisition expanding our offering to the life sciences end market. At the same time, we continued our commitment to returning capital to shareholders through share buy backs and paying a quarterly dividend, providing a return of capital yield to our shareholders of approximately 3%. We remain committed to allocating capital on a balanced basis, while maintaining a solid balance sheet. During the year, TriMas also continued to make substantial progress on our sustainability journey, as we are committed to continuously enhancing our positive impact on society and preserving the environment.
During 2022, the management team achieved the following results:
•	Reported net sales of $883.8 million, an increase of 3.1% compared to $857.1 million in 2021, with continued strong order backlog within TriMas' Aerospace and Specialty Products groups;
•	Increased TriMas’ Specialty Products group sales by 23.5% to improve full year 2022 operating profit to $30.3 million, compared with 2021 operating profit of $22.6 million;
•	Increased TriMas’ Aerospace group sales by 2.6%, more than offsetting the planned reduction in special stocking orders of $29.4 million, which were predominantly fulfilled in 2021;
•
Expanded TriMas Packaging group’s product offering for the life sciences end market with the acquisition of Intertech, completed in February 2022, and the integration of Omega Plastics, acquired in December 2021;

•	Achieved 2022 operating profit of $99.1 million, a 4.2% increase compared to 2021;
•	Divested a non-core facility and vacant land for a total of $28.3 million in net cash proceeds, recognizing $22.4 million in pre-tax gains on the sales;
•	Favorably settled cross-currency swap agreements for pre-tax cash proceeds of $26.2 million;
•	Reported annual cash flows from operating activities of $72.6 million;
•
Ended 2022 with $410.0 million of cash and aggregate availability, $112.1 million of cash on hand and a leverage ratio below our target of less than 2.0x, even after taking into account acquisitions, dividends and share repurchases;

•	Paid dividends of $0.04 per share of TriMas Common Stock each quarter during 2022, totaling $6.9 million;
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TriMas Corporation
•	Repurchased 1,264,088 shares of outstanding TriMas Common Stock for $36.9 million, and reduced shares outstanding by nearly 2.6% during the year on a net basis; and
•	Enhanced our commitment toward responsible environmental, social and governance (ESG) practices, including adding resources and making investments toward our efforts.
In addition, TriMas’ management team also took several proactive actions in 2022 to enhance our future. We continued to invest in TriMas’ Packaging group, investing in commercial and technical resources, a continued build- out of the new production plant in New Albany, Ohio, and innovative and sustainable products. In TriMas’ Aerospace group, we continued to ramp-up production to support the increased backlog, while balancing our approach to invest in automation and innovative products to support our global customers. In TriMas’ Specialty Products group, management took actions to continue to invest in our production facilities and new product qualifications, as end markets continued to recover from the impact of the global pandemic.
In summary, despite the macro-economic challenges we faced, 2022 was a year of successful advancement of our long-term strategy. As we move forward, our objective remains to execute against our growth strategy, leveraging how we operate under the TriMas Business Model, accelerating organic growth through innovation, and augmenting our growth and positioning with strategic acquisitions, all while remaining committed to cash conversion and a disciplined approach to capital allocation to drive long-term shareholder value.
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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Best Practices
We engage in executive compensation practices that support the needs of our business, drive performance and align with our shareholders’ long-term interests. A summary of what we do and do not do in that regard follows.
Effective Corporate Governance Reinforces Our Compensation Program
	WHAT WE DO		WHAT WE DON’T DO
✔
Pay for Performance

We tie pay to performance. A significant portion of NEO pay is not guaranteed but is generally conditioned upon the achievement of predetermined financial goals related to corporate performance.
		✘	No Employment Contracts We do not have employment contracts with our NEOs.
✔	Mitigate Undue Risk Our compensation practices are designed to discourage excessive risk-taking as related to performance and payout under our compensation programs.	✘	No Excise Tax Gross-Ups Upon Change-of- Control We do not provide for excise tax gross-ups on change-of-control payments.
✔	Reasonable Executive Severance/Change-of- Control Benefits Our post-employment and change-of-control severance benefits are designed to be consistent with competitive market practice.	✘
No Repricing Underwater Stock Options or Stock Appreciation Rights Without Shareholder Approval

We do not permit underwater stock options or stock appreciation rights to be repriced without shareholder approval.

✔
Stock Ownership Guidelines

Our guidelines for stock ownership align executives’ interests with those of our shareholders. Mr. Amato has exceeded his stock ownership requirement, and we view all other NEOs as on a path to timely compliance.
✘
No Hedging Transactions, Short Sales or Pledging

Our policies prohibit executives, including NEOs and directors from engaging in hedging, short sales or pledging with respect to the Company’s Common Stock.

✔
Regular Review of Share Utilization

We evaluate share utilization by reviewing the dilutive impact of equity compensation on our shareholders and the aggregate shares awarded annually as a percentage of total outstanding shares.
		✘	No dividend payments on unvested or unearned RSUs and PSUs Our grant agreements provide for dividend equivalent payments only upon distribution of vested and earned awards.
✔
Review Tally Sheets

The Committee reviews tally sheets for our NEOs to ensure they have a clear understanding of the impact of various decisions, including possible payments under various termination scenarios, prior to making annual executive compensation decisions.

✔
Double Trigger Change-of-Control Severance Benefits

Our Executive Severance/Change-of-Control Policy provides for payment of cash severance and vesting of equity awards after a change-of- control only if an executive experiences a qualifying termination of employment within a limited period following the change-of-control.

✔	Independent Compensation Consulting Firm The Committee benefits from its utilization of an independent compensation consulting firm which provides no other services to the Company.
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TriMas Corporation
Summary of Key Compensation Decisions and Outcomes for 2022
The key decisions the Committee made for 2022 are summarized below and discussed in greater detail in the remainder of this CD&A.
Base Salary Adjustments
The Committee approved a 3.0% base pay increase for Mr. Mell, a 6.0% base pay increase for Mr. Salik and a 3.7% base pay increase for Mr. Schaefer. Mr. Amato did not receive a base pay increase for 2022.
Short-Term Incentive Program
TriMas Consolidated:
•
For fiscal year 2022, the short-term incentive program (“STI”) opportunities for Messrs. Amato and Mell were subject to the following TriMas Consolidated performance measures and weightings used to evaluate and determine final payouts for the year: operating profit at 70%; and cash flow at 30%.

•	The target incentive award percentage for Messrs. Amato and Mell remained unchanged from 2021.
•	Based on TriMas Consolidated performance, the 2022 STI payout was earned at 90.2% of target for each of Mr. Amato and Mr. Mell.
TriMas Packaging and TriMas Aerospace:
•
For fiscal year 2022, the STI opportunities for Messrs. Salik and Schaefer were subject to the following performance measures and weightings used to evaluate and determine final payouts for the year: TriMas Packaging divisional operating profit at 40%, TriMas Packaging divisional cash flow at 30%, and TriMas Consolidated operating profit at 30% for Mr. Salik, and TriMas Aerospace divisional operating profit at 40%, TriMas Aerospace divisional cash flow at 30%, and TriMas Consolidated operating profit at 30% for Mr. Schaefer.

•	The target incentive award percentage for Mr. Salik increased by 10% (as a percentage of base salary) over 2021. The target incentive award for Mr. Schaefer remained unchanged from 2021.
•	Based on TriMas Packaging, TriMas Aerospace and TriMas Consolidated performance, the 2022 STI payouts were earned at 26.3% of target for Mr. Salik and 106.3% of target for Mr. Schaefer.
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Long-Term Incentive Program
In 2022, the Committee granted performance stock units (“PSUs”) and/or service-based restricted stock units (“RSUs”) to the NEOs. The Committee approved a $300,000 annual LTI award increase for Mr. Amato, a $100,000 annual LTI increase for Mr. Mell, a $137,500 annual LTI award increase for Mr. Salik and a $50,000 annual LTI increase for Mr. Schaefer.
For each NEO, their total long-term incentive (“LTI”) target award value was allocated equally between these two vehicles, and all awards earned will be settled in shares. Specifically:
•
In March 2022, the Committee approved RSU and PSU awards to the NEOs. The RSUs generally vest in three equal installments on the first three anniversaries of the grant date of the award. The PSUs are subject to a performance period of 36 months and cliff vesting at the end of the performance period. These PSU awards are subject to Relative Total Shareholder Return (“RTSR”) and Earnings Per Share Cumulative Average Growth Rate (“EPS CAGR”) performance measures, as further described below;

•
For previously granted PSUs to the participating NEOs, the March 11, 2020 PSU award performance period was completed at the end of 2022. Based on performance results for the RTSR and EPS CAGR metrics, awards for participating NEOs were earned at 62.72% of target and vested on March 11, 2023, as further described below; and

•
For a previously granted special PSU award to Mr. Schaefer, the March 1, 2020, Special PSU award performance period was completed at the end of 2022. Based on performance results for the share price appreciation metric, the award was earned at 0% of target and was forfeited, as further described below.

Results and Consideration of 2022 Shareholder Say-on-Pay Vote
At the Annual Meeting of Shareholders held on May 10, 2022, we received nearly 92% approval of our Say-on-Pay resolution.
In light of this vote outcome, which was considered by the Committee in its first meeting following the 2022 Annual Meeting of Shareholders, as well as the Committee’s ongoing program evaluation, the Committee views its 2022 decisions regarding various aspects of the compensation program as consistent with the overall philosophy and structure of the program that has been supported by our shareholders. As a result, the Committee did not make any changes to the executive compensation program for 2022 that were based specifically on the results of our 2022 Say-on-Pay vote.
A majority of the shareholders who voted on the frequency for future Say-on-Pay votes at the 2017 Annual Meeting of Shareholders approved annual advisory Say-on-Pay votes. In alignment with the shareholder recommendation, an advisory vote on the Company’s NEO compensation is currently expected to be submitted to shareholders for vote at each annual meeting. The next advisory Say-on-Pay vote is expected to be held in 2024.
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TriMas Corporation
2022 Executive Compensation Program Description
Overview of Key 2022 Program Elements
Each year, our Committee works closely with the Company’s leadership to refine our executive compensation program, to clearly articulate its objectives to our executives and to emphasize our focus on performance-based compensation so that executives are rewarded for results that create long-term shareholder value.
Pay for Performance
In a typical year, a meaningful percentage of each NEO’s target total direct compensation is variable, consisting of STI awards and LTI awards. The actual amounts realized from the incentive awards depend on performance results, consistent with our belief that a substantial percentage of each NEO’s compensation should be tied to Company performance. The charts below reflect information for all reported NEOs. The mix of target compensation for 2022 for Mr. Amato and the average for the other NEOs are as follows:

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The main elements of our compensation structure and how each supports our compensation philosophy and objectives are summarized in the following chart:
Principal 2022 Compensation Elements
	Element	Description	Performance Consideration	Primary Objectives
Fixed	Base Salary	Fixed compensation component payable in cash, reviewed annually and subject to adjustment	Based on level of responsibility, experience, knowledge and individual performance	Attract and retain

Variable	Short-Term Incentive Program	Short-term incentive payable based on performance against annually established goals	Measured by Company or Company and segment performance, oriented toward short- term financial goals	Promote achievement of short-term financial goals aligned with shareholder interests

Variable	Long-Term Incentive Program	Equity based awards consisting of an even mix of RSUs and PSUs	Creation of shareholder value and realization of medium and long-term financial and strategic goals	Create alignment with shareholder interests and promote achievement of longer- term financial and strategic objectives

Fixed	Retirement and Welfare Benefits	Retirement plans, health care and insurance benefits	Indirect - executive must remain employed to be eligible for retirement and welfare benefits	Attract and retain

Fixed	Perquisites - Flexible Cash Allowance	Quarterly fixed cash payment	Indirect - executive must remain employed to be eligible	Attract and retain
Role of the Compensation Committee
The Board-designed governance process expressly delegates to the Committee the responsibility to determine and recommend to the Board Mr. Amato’s compensation, as well as exclusively makes all decisions regarding compensation for other executive officers, which generally encompasses all of our NEOs on an annual basis.
The Committee is composed entirely of independent directors, none of whom derives a personal benefit from the compensation decisions the Committee makes. Although the Committee does have responsibility for Board compensation matters, all such decisions are subject to full Board approval. The Board and Committee recognize the importance of executive compensation decisions to the management and shareholders of the Company.
The role of the Committee is to oversee compensation and benefit plans and policies, review and approve equity grants and administer share-based plans, and review and approve annually all compensation decisions relating to the Company’s directors (which decisions are subject to Board approval) and executive officers, including Mr. Amato. See “Summary of Key Compensation Decisions and Outcomes for 2022” for a summary of Committee decisions and outcomes during 2022.
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Input from Management
Certain senior executives provide information used by the Committee in the compensation decision-making process. Specifically, Mr. Amato provides input to the Committee regarding corporate and division performance goals and results. He also reviews with the Committee the performance of the executive officers who report directly to him and makes recommendations to the Committee regarding their compensation.
When the Committee makes NEO pay decisions, the Committee carefully considers management’s input, but is not bound by its recommendations in making its final pay program decisions.
Independent Compensation Committee Consultant
Meridian, as the Committee’s external executive compensation consulting firm, is retained by and reports directly to the Committee.
The use of an outside consultant is an important component of our compensation setting process, as it enables the Committee to make informed decisions based on market data and best practices. Representatives from Meridian attend Committee meetings, meet with Committee members in executive session and consult with the Committee to provide input with regard to executive compensation based on the Committee’s assessment of performance.
Meridian has no affiliations with any of the NEOs or members of the Board other than in its role as an outside consultant. The Committee has been advised that Meridian has in place policies and procedures designed to prevent conflicts of interest and after applying such policies and procedures, determined that no conflict of interest existed in performing consulting services for the Company. Meridian does not provide any other services to the Company. All work performed by Meridian, whether with the Committee directly or with management at the direction of the Committee, requires pre-approval by the chair of the Committee. The Committee has assessed the independence of Meridian, as required under Nasdaq listing rules.
In 2022, Meridian assisted the Committee in evaluating and approving its peer group used to assess executive and director compensation, provided insight into market practices with respect to short- and long-term incentive plan designs (including vehicles, metrics and annual equity usage), consulted on potential modifications to 2023 incentive plans, assisted the Company in its evaluation of market competitive perquisite offerings, and advised on the changing landscape of regulatory and disclosure requirements, including the new SEC Pay vs. Performance disclosure requirement in effect for 2023. Additionally, Meridian worked with the Committee to determine market competitive CEO and other NEO compensation opportunities based on information gleaned from SEC filings of similarly-sized peer companies and survey data.
Factors Considered when Determining Compensation Levels
The Committee annually reviews a comparative peer group to ensure it remains reasonable for use for assessing competitive compensation practices. The Committee takes into account changes in the size, scope, financial performance, ownership structure and business focus of the Company and the peer companies. The peer group is comprised of companies in comparable ranges of revenue, market capitalization and a ratio of revenue to market capitalization, as well as similar reasonable alignment with TriMas’ profile. The yearly review and selection of peer companies is intended to help ensure that the data used for evaluating executive compensation remains robust and flexible, so as to provide relevant, meaningful data as the Company and its market counterparts continue to grow and change.
In its annual review of the appropriateness of our peer group, the Committee determined changes were necessary for the 2022 peer group. Due to market capitalization of the following companies and a review of comparable industry profiles, the Committee removed Donaldson Company, Inc., Graco, Inc., IDEX Corporation, Nordson Corporation and RBC Bearings Incorporated, and added Astronics Corporation, ESCO Technologies Inc., NN, Inc., and Triumph Group, Inc. The peer group’s 12 month revenue (August 2020 to August 2021) generally ranged from 60% to 380% of the Company’s 12 month revenue (August 2020 to August 2021). The Company believes these changes more
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closely align the composition of the peer group to provide an appropriate point of comparison for pay decisions, as this group includes a more similar set of companies with which TriMas competes for customers, market share and talent.
The following table identifies the 16 companies in our peer group for 2022:
2022 Peer Group
Aerojet Rocketdyne Holdings Inc.	EnPro Industries, Inc.
Aptar Group Inc.	ESCO Technologies Inc.
Astronics Corporation	Myers Industries Inc.
Barnes Group Inc.	NN, Inc.
Chart Industries, Inc.	SPX Flow, Inc.
CIRCOR International, Inc.	Standex International Corporation
Ducommun Incorporated	Triumph Group, Inc.
Enerpac Tool Group Corp.	Woodward, Inc.
Analysis of Key 2022 Compensation Components and Decisions
The Committee made compensation decisions for 2022 using peer group data from peer company proxy statements and survey data. The Committee referenced the Willis Towers Watson 2021 General Industry Executive Compensation Survey data, a large compensation survey of hundreds of companies (both public and private) in various industries. We did not select the constituent companies comprising this survey group, and the component companies’ identities were not a material factor in the applicable compensation analysis. With Meridian’s assistance, in March 2022, the Committee reviewed Messrs. Amato, Mell, Salik and Schaefer’s base salaries, STI opportunities and LTI opportunities against the comparative pay data. For this analysis, we generally consider compensation to be competitive with the market if it falls within plus or minus 10% of the market median for target cash compensation and plus or minus 15% of the market median for target total direct compensation.
The analysis conducted by Meridian noted the following high-level findings for our NEOs, as compared to peer group data for Messrs. Amato and Mell and general industry survey data for Messrs. Salik and Schaefer:
•	Base salaries generally fell between the 25th and 50th percentiles;
•	Target cash compensation level generally fell between the 25th and 50th percentiles;
•	Long-term performance incentives generally fell below the 50th percentile; and
•	Target total direct compensation levels (salary + target bonus + target LTI values) were generally between the 25th and 50th percentiles
The Committee sets compensation levels based on general business conditions, tenure in the NEO’s role, the importance of placing higher value on performance-based compensation and taking into account the comparative pay data described above. For 2022, the Committee increased each executive officer’s total direct compensation in light of these factors as described in detail below.
Description of the material elements of our 2022 executive compensation program are provided in the following paragraphs.
2022 Base Salary
Base salaries for our NEOs are generally established based on the scope of their responsibilities, prior relevant experience and skills, and competitive market pay levels. The Committee believes that executive base salaries should generally be competitive with the size-adjusted median salaries for executives in comparable positions at the peer companies. We believe that providing competitive salaries is key to our ability to successfully attract and retain talented executives.
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Each year, the Committee considers whether to grant merit increases and/or market-based adjustments to the Company’s NEOs. In doing so, it considers several factors such as individual responsibilities, Company and individual performance, experience and alignment with market levels.
Based on the foregoing considerations, the Committee approved the following salary adjustments in 2022 for Mr. Mell, Mr. Salik and Mr. Schaefer based on general market movement and comparative pay data:
NEO	Base Salary Rate as of January 1, 2022	Base Salary Rate as of April 4, 2022	% Increase
Mr. Amato	$715,000	$715,000	—%
Mr. Mell	$415,000	$427,450	3.0%
Mr. Salik	$358,750	$380,275	6.0%
Mr. Schaefer	$337,591	$350,000	3.7%
2022 Short-Term Incentive Compensation Program
The goal of the STI is to support our overall business objectives by aligning Company performance with the goals of shareholders and focusing attention on the key measures of success. The STI also plays a key role in ensuring that our annual cash compensation opportunities remain competitive.
Target Awards. Each of our NEOs had a target STI opportunity for the year that was expressed as a percentage of base salary. Mr. Salik’s target incentive award increased from 60% in 2021 to 70% in 2022 due to general market movement. The 2022 target incentive award percentage remained unchanged from 2021 for all other NEOs. Target awards for 2022 are shown in the following chart:
NEO	Target STI Amount	Target Award as Percent of Salary
Mr. Amato	$ 715,000	100.0%
Mr. Mell	$ 277,843	65.0%
Mr. Salik	$ 266,193	70.0%
Mr. Schaefer	$ 227,500	65.0%
Depending on the performance results achieved, actual awards generally can vary as a percent of target from 0% to a maximum of 200%. The Compensation Committee, balancing the difficulty of attaining the maximum target objectives with the financial outcomes achieved, wanted to incentivize the NEOs to deliver exceptional financial performance that would result in enhanced shareholder returns.
Performance Measures
Each year, the Committee approves the specific performance metrics for that year’s STI program and the relative weightings based on the importance of each measure to the Company’s fiscal year financial results. If the designated target level for a performance metric is attained, the STI award will pay out at 100% for that metric. The threshold is the lowest level of performance below which no payment is made for that specific component. If performance for a metric is between the identified threshold and the maximum, the actual payout is determined based on the achievement of milestones within a matrix, with the distance between the milestones pre-determined depending on the respective metric.
2022 STI Performance Measures. The following underlying performance metrics were selected for the NEOs’ 2022 STI awards as indicated below:
•
TriMas Consolidated Operating Profit - 70% for Messrs. Amato and Mell and 30% for Messrs. Salik and Schaefer. This measure rewards based on performance in adjusted operating profit. Adjusted operating profit means earnings before interest, taxes and other income/expense, and excludes certain non-recurring items (cash and non-cash) which may include, but are not limited to, income/expenses related

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to business restructuring, merger and acquisition diligence and transaction costs, cost savings projects, the impact of purchase accounting, debt refinancing, changes in accounting principles and asset impairments (collectively “Special Items”). This measure of profitability was selected because it is viewed as a leading indicator of our ability to effectively manage our costs throughout the business cycle;
•
TriMas Consolidated Cash Flow - 30% for Messrs. Amato and Mell (not a factor for Messrs. Salik and Schaefer). Cash flow is the sum of adjusted operating profit (defined above), adjusted (1) up or down for other income/expense, (2) up or down for changes in working capital, (3) upward for depreciation, amortization and stock compensation, (4) downward for capital expenditures, cash interest and cash taxes and (5) up or down for the cash impact of any Special Items. Managing our cash generation capabilities and use of cash is critical to funding our capital allocation priorities and an important measure of our ongoing liquidity and stability;

•
TriMas Divisional Operating Profit - 40% for Mr. Salik (TriMas Packaging) and Mr. Schaefer (TriMas Aerospace). This measure rewards based on performance in divisional adjusted operating profit. Adjusted operating profit means earnings before interest, taxes and other income/expense, and excludes certain non-recurring items (cash and non-cash) which may include, but are not limited to, the Special Items described above. This measure of profitability was selected because it is viewed as a leading indicator of our ability to effectively manage our costs throughout the business cycle for officers with primary responsibilities for our divisions; and

•
TriMas Divisional Cash Flow - 30% for Mr. Salik (TriMas Packaging) and Mr. Schaefer (TriMas Aerospace). Cash flow is the sum of divisional adjusted operating profit (defined above), adjusted (1) up or down for other income/expense, (2) up or down for changes in working capital, (3) upward for depreciation, amortization and stock compensation, (4) downward for capital expenditures, cash interest and cash taxes and (5) up or down for the cash impact of any Special Items. Managing our cash generation capabilities and use of cash is critical to funding our capital allocation priorities and an important measure of our ongoing liquidity and stability especially at our divisional levels.

For 2022, the specific underlying performance goals and actual achievements were as follows: (dollars in millions):

Metric		Threshold(1)	Target(1)	Maximum(1)	Actual 2022 Results(2)	Weighting	Payout %
TriMas Consolidated Operating Profit	Performance Goal	$102.8	$124.6	$143.3	$121.0	70% / 30%(4)	87.7% / 23.6%
	Payout as % of Target	25%	100%	200%	97.1%
TriMas Consolidated Cash Flow(3)	Performance Goal	$82.2	$99.6	$119.5	$98.6	30% / 0%(5)	95.9%
	Payout as % of Target	25%	100%	200%	99.0%
TriMas Packaging Operating Profit	Performance Goal	$93.7	$113.6	$130.6	$86.1	40%(6)	—%
	Payout as % of Target	25%	100%	200%	75.8%
TriMas Packaging Cash Flow	Performance Goal	$81.6	$98.9	$118.7	$77.3	30%(6)	—%
	Payout as % of Target	25%	100%	200%	78.2%
TriMas Aerospace Operating Profit	Performance Goal	$9.0	$10.9	$13.6	$14.0	40%(7)	200.0%
	Payout as % of Target	25%	100%	200%	128.4%
TriMas Aerospace Cash Flow	Performance Goal	$21.3	$25.8	$31.0	$16.9	30%(7)	—%
	Payout as % of Target	25%	100%	200%	65.5%
(1)	Threshold, target and maximum STI amounts were determined on a pre-STI expense and accrual basis, to help ensure the plan is self- funding.
(2)
Actual 2022 results were determined on a pre-STI expense and accrual basis, to help ensure the plan is self-funding, as well as on a constant currency basis, using currency rates defined at the time the measures were approved. Preparing on a constant currency basis is intended to evaluate the operating performance of each performance measure relative to targeted levels and remove the positive or negative impact of changes in foreign currencies relative to the U.S. dollar during the year.

(3)	TriMas 2022 Consolidated Cash Flow was determined to be $98.6 million, which is specifically adjusted to include $48.1 million of cash
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TriMas Corporation
generated from the sale of non-core properties and the settlement of a cross-currency swap, each of which was completed during 2022. All TriMas STI participants for whom this measure applies, including the NEOs, received STI credit for the successful execution of these cash- generating activities, as management actively monetized non-core assets into cash in support of the Company’s long-term capital allocation strategy.
(4)	The TriMas Consolidated Operating Profit is weighted 70% for Messrs. Amato and Mell and weighted 30% for Messrs. Salik and Schaefer.
(5)	The TriMas Consolidated Cash Flow is weighted 30% for Messrs. Amato and Mell and weighted 0% for Messrs. Salik and Schaefer.
(6)	The TriMas Packaging Operating Profit and TriMas Packaging Cash Flow metrics apply only to Mr. Salik.
(7)	The TriMas Aerospace Operating Profit and TriMas Aerospace Cash Flow metrics apply only to Mr. Schaefer.
Award Determination and Payouts. In February 2023, the Committee determined and certified the degree to which the underlying STI goals for the prior year were achieved, which actual results are highlighted in the table above. As a result, our NEOs earned the following STI payouts in cash for 2022 performance:
NEO	Target Award as Percent of Base Salary	Target STI Amounts	STI Payout as % of Total Target Award	STI Earned and Paid in Cash
Mr. Amato	100.0%	$715,000	90.2%	$644,930
Mr. Mell	65.0%	$277,843	90.2%	$250,614
Mr. Salik	70.0%	$266,193	26.3%	$70,009
Mr. Schaefer	65.0%	$227,500	106.3%	$241,833
Long-Term Incentive Program
Our long-term equity program is designed to reward the achievement of long-term business objectives that benefit our shareholders through stock price increases, thereby aligning the interests of our executives with those of our shareholders.
2022 Long-Term Incentive Awards
Under the 2022 Long-Term Incentive Award Program (“2022 LTI”), equity awards were granted to our NEOs under the 2017 Equity and Incentive Compensation Plan in order to promote the achievement of the Company’s strategic goals. The Committee granted PSUs and RSUs to our NEOs, to be settled in shares, with each vehicle accounting for 50% of the overall 2022 LTI target award value.
In determining the total value of the 2022 LTI award opportunity for each NEO, the Committee reviewed survey data provided by Meridian regarding competitive award levels and considered each participant’s total compensation targets and level of responsibility within the organization. The Committee determined to increase Mr. Amato’s annual LTI award by $300,000, increase Mr. Mell’s annual LTI award by $100,000, increase Mr. Salik’s annual LTI award by $137,500 and increase Mr. Schaefer’s annual LTI award by $50,000.
The approved target 2022 LTI grants for our NEOs are as follows:
Name	RSUs ($ Value)	2022-2024 Cycle PSUs ($ Value)(1)
Mr. Amato	$1,399,981	$1,399,981
Mr. Mell	$274,988	$274,988
Mr. Salik	$199,988	$199,988
Mr. Schaefer	$149,999	$149,999
(1)	Grant date fair value may differ from the approved target value for PSUs due to ASC 718 compensation expense considerations.
The dollar values listed in the above chart for all NEOs for the RSUs and PSUs were converted into a whole number of units based on the Company’s closing stock price on March 11, 2022, (the grant date) of $31.03 per share. The 2022 RSUs generally vest in three equal installments on the first three anniversaries of the grant date of the award.
Dividend equivalents are accrued with respect to RSUs at the same time as dividends are paid on the Company’s Common Stock. However, the value of these dividend equivalents is not paid unless and until the RSUs actually vest and are settled.
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The 2022 PSU awards are designed to be earned based on the achievement of specific performance measures over a period of three calendar years. For the 2022-2024 cycle that began on January 1, 2022, and ends on December 31, 2024, 50% of the PSU award is earned based on the achievement of a specified RTSR percentile rank, and 50% is earned based on EPS CAGR performance, during the applicable performance period. The Committee approved RTSR as a performance measure and the use of the S&P SmallCap 600 Industrials Index as the peer group for the performance measurement comparison. The Committee also approved EPS CAGR as a performance measure, which measure is the cumulative average growth rate of the diluted earnings per share from continuing operations as reported in the Company’s income statement within the applicable Form 10-Q and Form 10-K, plus or minus Special Items that may occur from time to time that the Committee believes should adjust the as-reported results for measurement of performance. The tables below detail the threshold, target and maximum performance target and opportunity for each metric. If, upon the conclusion of the performance period, RTSR or EPS CAGR falls between performance levels, straight-line mathematical interpolation is used to determine the amount of the target PSUs (rounded down to the nearest whole number of PSUs) earned.
Performance Level	Relative Total Shareholder Return	RTSR PSUs Earned (50% of target)
Threshold	Ranked below or at 25th percentile	0%
Above Threshold	Ranked at 35th percentile	50%
Target	Ranked at 50th percentile	100%
Intermediate	Ranked at 65th percentile	150%
Maximum	Ranked at or above 80th percentile	200%
EPS CAGR %	EPS CAGR PSUs Earned (50% of target)
<4.5%	0.0%
4.5%	40.0%
5.0%	50.0%
5.5%	60.0%
6.0%	70.0%
6.5%	80.0%
7.0%	90.0%
7.5%	100.0%
8.5%	128.6%
9.5%	157.1%
10.5%	185.7%
11.0% or more	200.0%
Based on the degree to which the performance goals are met, any PSUs earned for the 2022-2024 performance period would vest in 2025.
Dividend equivalents are credited with respect to PSUs at the same time as dividends are paid on the Company’s Common Stock. However, the value of these dividend equivalents is not paid unless and until performance goals are met with respect to the PSUs and such earned PSUs are settled.
2020 PSU Grant (2020 - 2022 Performance Period) - Results
The following information is provided to describe the performance goals for the 2020 PSU awards, granted March 11, 2020, the actual results relative to such performance goals and how the Company calculated the payout amount for each 2020 PSU award.
The 2020-2022 cycle PSU awards provided to the participating NEOs in 2020 consisted of performance-based opportunities, of which 50% could be earned based on the achievement of the Company’s RTSR percentile rank against the S&P SmallCap 600 Industrials Index, and 50% could be earned based on EPS CAGR performance, in each case for a performance period beginning January 1, 2020, to December 31, 2022. Overall achievement could
2023 Proxy Statement	I	57

TriMas Corporation
vary from 0% to 200% of the target award (assuming maximum performance), with no portion of the award earned with respect to a metric if performance fell below the threshold level for that metric.
The RTSR and EPS CAGR performance levels, achieved results, and resulting percentage of target award achieved for the 2020 PSU awards are summarized in the following tables. If performance was above the threshold level for either metric but between performance levels shown in the applicable table, the payout percentage was determined based on straight-line mathematical interpolation.
RTSR Performance Matrix
Performance Level	Relative Total Shareholder Return	RTSR PSUs Earned
Threshold	Ranked below or at 25th percentile	0%
Above Threshold	Ranked at 35th percentile	50%
Target	Ranked at 50th percentile	100%
Intermediate	Ranked at 65th percentile	150%
Maximum	Ranked at or above 80th percentile	200%
EPS CAGR Performance Matrix
EPS CAGR %	EPS CAGR PSUs Earned (50% of target)
<4.5%	0.0%
4.5% (Threshold)	40.0%
5.0%	50.0%
5.5%	65.0%
6.0%	77.5%
6.5%	90.0%
7.5% (Target)	100.0%
8.5%	120.0%
9.5%	140.0%
10.0%	160.0%
10.5%	180.0%
11.0% or more (Maximum)	200.0%
Actual Achievement and Payout
	Results Achieved	Attainment	Weighting	% of Target Achieved
RTSR	TSR = -10.99%, 30.487th Percentile	27.44%	50%	13.72%
EPS CAGR	7.3% EPS CAGR	98.00%	50%	49.00%
Total Payout				62.72%
The achieved EPS CAGR included adjustments for merger and acquisition costs, asset impairments, business restructuring costs and other Special Items pursuant to the terms of the Equity Plans and as approved by the Committee. These adjustments were consistent with the types of adjustments made to PSU awards in prior years.
The earned 2020 PSUs were settled in shares in March 2023.
2020 Special PSU Grant (2020 - 2022 Performance Period) - Results
The following information is provided to describe the performance goal for a special 2020 PSU award that was granted to Mr. Schaefer on March 1, 2020, the actual results relative to the performance goal and how the Company calculated the payout amount for the 2020 special PSU award.
58	I	2023 Proxy Statement

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS
The 2020-2022 special PSU award provided to Mr. Schaefer in 2020 consisted of a performance-based opportunity, of which 100% could be earned based on the achievement of specific TriMas share price appreciation, for a performance period beginning January 1, 2020, to December 31, 2022. Overall achievement could vary from 0% to 160% of the target award (assuming maximum performance), with no portion of the award earned with respect to the metric if performance fell below the threshold level.
The share price appreciation achievement performance levels and resulting percentage of target award achieved for the special 2020 PSU award is summarized in the following table. If performance was above the threshold level but between two performance levels shown in the applicable table, the payout percentage would be determined based on straight-line mathematical interpolation.
Share Price Appreciation Matrix
Performance Level	Stock Price Achievement	PSUs Earned
Threshold	At or below $34.99	0.0%
Target	$40.00	100.0%
Maximum	$50.00 or greater	160.0%
The share price appreciation metric is measured each quarter end throughout the performance period utilizing TriMas’ closing stock price for the last 20 consecutive trading days of the quarter, as reported on the Nasdaq. The special 2020 PSUs for Mr. Schaefer were not earned as share price appreciation achievement did not meet the threshold performance level (because the highest 20-day quarter-end average stock price achieved during the performance period was $32.19) and was forfeited.
Benefits and Retirement Programs
Consistent with our overall philosophy, the NEOs are eligible to participate during their service to the Company in benefit plans that are available to substantially all the Company’s U.S. employees. These programs include participation in our medical, dental, vision, group life, accidental death and dismemberment insurance programs, and the Company’s retirement program (comprised of a 401(k) savings plan). The TriMas Corporation Salaried Retirement Program (the “Plan”) is designed to reward continued employment with the Company and assist participants with financial preparation for retirement. Under the Plan, the Company provides a matching contribution of 75% of the participant’s first 5% of eligible compensation contributed, up to a maximum of 3.75% of their eligible compensation. Company matching contributions are immediately vested.
Executive Retirement Program
The Company’s executive retirement program provides senior managers with retirement benefits in addition to those provided under the Company’s qualified retirement plans. The Company offers this additional program to enhance total executive pay so that it remains competitive in the market. The Company funds a Rabbi Trust for our obligations under this program. Trust assets are subject to the claims of the Company’s creditors in the event of bankruptcy.
The Compensation Limit Restoration Plan (“CLRP”) provides benefits to senior managers, including our NEOs, in the form of Company contributions which would have been payable under the Company match component of the Plan but for tax code limits on the amount of pay that can be considered in a qualified plan. There are no employee contributions permitted under this plan. Company contributions under the CLRP vary as a percent of eligible compensation based on the employee’s elective deferrals into the qualified plan.
Perquisites
In lieu of other Company-provided perquisites, the Company maintains a Flexible Cash Allowance Policy. Under this program, participating executives receive a quarterly cash allowance. Eligibility for the cash allowances, and the amounts, are periodically reviewed by the Committee. Mr. Amato does not participate in this program. Quarterly cash payments are made at the start of each fiscal quarter.
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TriMas Corporation
For fiscal year 2022, Messrs. Mell, Salik and Schaefer each received a $25,000 cash allowance.
Change-of-Control and Severance-Based Compensation
The NEOs are covered by the Company’s Executive Severance/Change in Control Policy (“Severance Policy”). For more information about the operation of the Severance Policy, please see the “Post-Employment Compensation” section below. The following is a description of the Severance Policy in effect at the end of 2022 for our NEOs. In general, the Severance Policy provides that the Company will make severance payments to a participating executive if his or her employment is terminated under certain qualifying circumstances, including termination without cause or for good reason both before or after a change in control of the Company. The Severance Policy does not provide for any excise tax gross-ups; however, it provides for payments otherwise due upon a change in control to be reduced to ensure that none are subject to the golden parachute excise tax. The Severance Policy provides important financial protection to the named participants in exchange for non-compete and non-solicit covenants for the duration of an executive’s employment and a period following termination, and a requirement that an executive execute a release of claims in favor of the Company in order to receive any benefits under the Severance Policy. The Committee believes that offering this program is consistent with market practices, helps ensure the Company can both attract and retain executive talent, and will assist with management stability and continuity in the face of a possible business combination.
The Committee periodically reviews the Severance Policy to evaluate both its effectiveness and competitiveness and to determine the value of potential payments.
60	I	2023 Proxy Statement

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS
Risk Mitigation in our Compensation Practices
The Committee focuses on risk mitigation in the design and implementation of the Company’s compensation practices. The Committee seeks to properly balance maximizing shareholder value creation, maintaining a strong pay for performance relationship and providing for business risk mitigation. The Committee and management believe that the Company maintains appropriate compensation policies and practices and that they do not give rise to risks that are reasonably likely to have a material adverse effect on the Company or encourage excessive risk taking. The Committee notes the employee compensation program includes a number of risk mitigation strategies, as detailed in the following chart:
Compensation Practice	Risk Mitigation Factors

Short-Term Incentive Compensation
Multiple Performance Metrics. The short-term incentive plan uses multiple performance measures that encourage employees to focus on the overall strength of the business rather than a single financial measure.

Award Cap. STI awards payable to any individual are capped.
Clawback Provision. Our clawback policy allows us to recapture STI awards from certain executives, including NEOs, in certain situations, including restatement of financial results.

Management Processes. Board and management processes are in place to oversee risk associated with the STI plan, including, but not limited to, monthly business performance reviews by management and regular business performance reviews by the Board, Audit Committee, and our internal management disclosure committee.

Long-Term Incentive Compensation
Multiple Performance Metrics. The long-term incentive program uses multiple performance measures that encourage employees to focus on the overall strength of the business rather than a single financial measure.

Stock Ownership Guidelines. We have stock ownership requirements consistent with market norms for certain executives, including NEOs.
Award Cap. LTI awards payable to any individual are capped.

Retention of Shares. With respect to any certain executive, including NEOs, who has not met the ownership guidelines within the required period, the Committee may require the executive to retain all shares necessary to satisfy the guidelines, less an amount that may be relinquished for the exercise price and taxes.

Anti-Hedging/Pledging Restriction Policy. See discussion below regarding our anti-hedging and short sale/restricted pledging policies.

Clawback Provision. Our clawback policy permits the Committee to recoup or rescind equity awards to certain executives, including NEOs, under the LTI plan under certain situations, including restatement of financial results.

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TriMas Corporation
Stock Ownership Guidelines for Executives
To further align the interests of executives with those of shareholders, the Committee adopted stock ownership guidelines for certain executive officers. The guidelines are expressed as a multiple of base salary, as set forth below:
Mr. Amato	5x
Messrs. Mell, Salik and Schaefer	3x
As of December 31, 2022, Mr. Amato was in compliance with the stock ownership guidelines, and we view Messrs. Mell and Salik as on a path to timely compliance. New executives designated as participants have five years from the time they are named to a qualifying position to meet the ownership guidelines. Adherence to these guidelines will be evaluated each year on the last trading day of the first quarter, using the executive’s base salary and the value of the executive’s holdings and stock price on such day. Once an executive attains the required ownership level, the executive will not be considered non-compliant solely due to subsequent stock price declines as long as the executive continues to hold at least the number of shares the executive held as of the measurement date until the guideline ownership is again achieved.
Generally, Common Stock owned or beneficially owned by the executive, service-vesting restricted stock or restricted stock units, and vested, in-the-money stock options count toward satisfaction of the guidelines. Before satisfying the guidelines, an executive must hold at least 50% of shares acquired from equity compensation awards (generally, after recognition of shares or cash used for tax withholding or to pay the exercise price of an option).
The Committee has the discretion to consider non-compliance with the guidelines in determining whether or the extent to which future equity awards should be granted and may require all stock attained through Company grants be retained until the guidelines are satisfied.
Anti-Hedging, Short Sale and Pledging Policies
The Company’s anti-hedging policy prohibits our directors and executive officers, including NEOs, from engaging in any transaction that is designed to hedge or offset any decrease in the market value of the Common Stock, including transactions in puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds. This policy includes Common Stock held directly or indirectly by a director or executive officer, as well as any Common Stock granted to a director or executive officer by the Company as part of the compensation of a director or executive officer. The policy also prohibits our directors and executive officers from engaging in short sales related to the Common Stock. Under the policy, directors and executive officers are prohibited from pledging shares of Common Stock.
Recoupment Policy
In 2009, the Committee implemented a recoupment (or clawback) policy subjecting incentive compensation and grants under the Company’s equity compensation plans to executive officers and business segment leaders to potential recoupment. The Board has the authority to trigger recoupment in the event of a material financial restatement or manipulation of a financial measure on which compensation is based and where the employee’s intentional misconduct contributed to the restatement or manipulation and, but for such misconduct, a lesser amount of compensation would have been paid. The Committee will reevaluate and revise the Company’s recoupment policy in connection with the finalization by the Nasdaq of the listing requirements relating to recoupment policies.
62	I	2023 Proxy Statement

TRANSACTIONS WITH RELATED PERSONS
TRANSACTIONS WITH RELATED PERSONS
Policy for Review, Approval or Ratification of Transactions with Related Parties
Pursuant to its written charter, the Audit Committee is responsible for reviewing reports and disclosures of insider and affiliated party transactions and monitoring compliance with the Company’s written Code of Conduct, which requires employees to disclose in writing any outside activities, financial interests, relationships or other situations that do or may involve a conflict of interest or that present the appearance of impropriety.
Pursuant to the written charter of the Governance and Nominating Committee and the written Corporate Governance Guidelines, members of the Board must properly notify the president and chief executive officer of the Company and the Chair of the Governance and Nominating Committee if any actual or potential conflict of interest arises between the Company and such member. After notification, the Board will evaluate and resolve the matter in the best interest of the Company upon recommendation of the Governance and Nominating Committee.
It is also the Company’s policy, that the Audit Committee review and approve all transactions (other than those that are de minimis in nature) in which the Company participates and in which any related person has or will have a direct or indirect material interest. In reviewing and approving such transactions, the Audit Committee obtains all information it believes to be relevant to a review and approval of the transaction. After consideration of the relevant information, the Audit Committee approves only those related person transactions that are determined to be consistent with the best interests of the Company.
In addition, the Company’s credit facility contains covenants that restrict the Company’s ability to engage in transactions that are at prices and on terms and conditions not less favorable to the Company than could be obtained at an arm’s-length basis from unrelated parties. Such covenants influence the Company’s policy for review, approval and ratification of transactions with related parties.
2023 Proxy Statement	I	63

TriMas Corporation
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of TriMas Corporation has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, it has recommended to the Board that the Compensation Discussion and Analysis be included in the 2023 Proxy Statement and in the Annual Report on Form 10-K of TriMas Corporation filed for the fiscal year ended December 31, 2022.
The undersigned members of the Compensation Committee have submitted this report to the Board.
The Compensation Committee
Teresa M. Finley, Chair
Jeffrey M. Greene
Nick L. Stanage
Daniel P. Tredwell
Samuel Valenti III
64	I	2023 Proxy Statement

COMPENSATION COMMITTEE REPORT
2022 Summary Compensation Table
The following table summarizes the total compensation paid to or earned by the NEOs in 2022, 2021 and 2020, as applicable:
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas A. Amato, President and CEO	2022	715,000	—	3,029,698	644,930	26,813	4,416,441
	2021	711,538	—	2,615,535	1,228,370	26,683	4,582,126
	2020	665,000	—	2,612,732	1,274,000	24,938	4,576,670

Scott A. Mell, CFO	2022	424,337	—	595,101	250,614	39,237	1,309,289
	2021	287,308	50,000	449,988	317,418	24,496	1,129,210

Fabio L. Matheus Salik, President, TriMas Packaging(5)	2022	374,894	—	432,794	70,009	39,059	916,756
	2021	356,731	—	274,615	263,681	38,377	933,404

John P. Schaefer, Former President, TriMas Aerospace(6)	2022	346,898	—	324,613	241,833	38,009	951,353
	2021	336,056	—	261,540	293,383	37,602	928,581
(1)
All awards in this column relate to restricted stock units (including PSUs) granted under the 2017 Equity and Incentive Compensation Plan and are calculated in accordance with FASB ASC, Topic 718, “Stock Compensation.” This column includes the value of PSUs based on the targeted attainment levels, which represents the probable outcome of the performance condition on the date of grant.

(2)
On March 11, 2022, each NEO received time-based RSUs that generally vest ratably over a three-year period. In addition, each NEO received a performance-based award which generally cliff-vests after three years and is subject to RTSR and EPS CAGR achievement over the performance period. Maximum fair values for all performance-based awards granted in 2022 were $2,329,708 for Mr. Amato, $457,607 for Mr. Mell, $332,801 for Mr. Salik, and $249,613 for Mr. Schaefer. Attainment of the performance-based awards can vary from zero percent if the lowest milestone is not attained to a maximum of 200% of the target award.

(3)
STI payments are made in the year subsequent to which they were earned. Amounts earned under the 2022 STI were approved by the Committee on February 21, 2023, and paid in cash. For additional information about STI awards, please refer to the “Grants of Plan-Based Awards in 2022” table.

(4)
For 2022, includes (as applicable) perquisite allowance and Company contributions to retirement and 401(k) plans. Specifically, in 2022, Messrs. Mell, Salik and Schaefer each received a perquisite allowance of $25,000. Company contributions during 2022 into the retirement and 401(k) plans were $26,813 for Mr. Amato, $14,237 for Mr. Mell, $14,059 for Mr. Salik and $13,009 for Mr. Schaefer. See “Compensation Components - Benefits and Retirement Programs.”

(5)	Mr. Salik was not a named executive officer prior to 2021, so no compensation information is reported for him in this table for 2020.
(6)	Mr. Schaefer was not a named executive officer prior to 2021, so no compensation information is reported for him in this table for 2020.
2023 Proxy Statement	I	65

TriMas Corporation
Grants of Plan-Based Awards in 2022
The following table provides information about the plan-based awards granted to the NEOs in 2022:
				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Type	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum ($)
Thomas A. Amato	STI(1)			53,625	715,000	1,430,000	—	—	—	—	—
	Restricted Stock Unit(2)	3/11/2022	3/9/2022	—	—	—	—	—	—	45,117	1,399,981
	Performance Stock Unit(3)	3/11/2022	3/9/2022	—	—	—	—	45,117	90,234	—	1,629,717

Scott A. Mell	STI(1)			20,838	277,843	555,686	—	—	—	—	—
	Restricted Stock Unit(2)	3/11/2022	3/8/2022	—	—	—	—	—	—	8,862	274,988
	Performance Stock Unit(3)	3/11/2022	3/8/2022	—	—	—	—	8,862	17,724	—	320,113

Fabio L. Matheus Salik	STI(1)			19,964	266,193	532,386	—	—	—	—	—
	Restricted Stock Unit(2)	3/11/2022	3/8/2022	—	—	—	—	—	—	6,445	199,988
	Performance Stock Unit(3)	3/11/2022	3/8/2022	—	—	—	—	6,445	12,890	—	232,806

John P. Schaefer	STI(1)			17,063	227,500	455,000	—	—	—	—	—
	Restricted Stock Unit(2)	3/11/2022	3/8/2022	—	—	—	—	—	—	4,834	149,999
	Performance Stock Unit(3)	3/11/2022	3/8/2022	—	—	—	—	4,834	9,668	—	174,614

(1)
The amounts above in the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards column are based on awards pursuant to the STI for each NEO with respect to 2022. The threshold payout is based on the smallest percentage payout of the smallest metric in the NEO’s composite target incentive and the target award is a specified dollar figure for each NEO. The maximum estimated possible payout for each participant is based on maximum attainment for each metric. The actual cash payout for 2022 of the participating NEOs’ STI awards is disclosed in the 2022 Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

(2)	On March 11, 2022, each NEO received time-based restricted stock units under the 2017 Equity and Incentive Compensation Plan, which awards generally vest ratably over a three-year period.
(3)
On March 11, 2022, each NEO received performance-based awards under the 2017 Equity and Incentive Compensation Plan, which awards generally cliff vest after a three-year performance period (2022-2024 Cycle) and are subject to RTSR and EPS CAGR performance objectives over the performance period. Attainment of these awards can vary from 0% if the lowest milestone is not attained to a maximum of 200% of the target award.

For a detailed description of the programs underlying the awards detailed in the Grants of Plan-Based Awards in 2022 table, please refer to the “Analysis of Key 2022 Compensation Components and Decisions” section of the CD&A. For more information about the NEOs’ relative mix of salary and other compensation elements in proportion to total compensation, please refer to the “Pay for Performance” section of the CD&A.
66	I	2023 Proxy Statement

COMPENSATION COMMITTEE REPORT
Outstanding Equity Awards at 2022 Fiscal Year-End
The following table summarizes the outstanding equity awards held by the NEOs as of December 31, 2022:
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested $(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested $(2)
Thomas A. Amato	3/11/2020(3)	—	—	—	—	17,483	484,978	32,894	912,480
	3/11/2021(5)	—	—	—	—	25,138	697,328	37,707	1,045,992
	3/11/2022(7)	—	—	—	—	45,117	1,251,546	45,117	1,251,546

Scott A. Mell	7/1/2021(6)	—	—	—	—	9,904	274,737	—	—
	3/11/2022(7)	—	—	—	—	8,862	245,832	8,862	245,832

Fabio L. Matheus Salik	8/1/2020(4)	—	—	—	—	3,561	98,782	—	—
	3/11/2021(5)	—	—	—	—	2,640	73,234	3,959	109,823
	3/11/2022(7)	—	—	—	—	6,445	178,784	6,445	178,784

John P. Schaefer	3/11/2020(3)	—	—	—	—	1,650	45,771	3,104	86,105
	3/11/2021(5)	—	—	—	—	2,514	69,738	3,771	104,608
	3/11/2022(7)	—	—	—	—	4,834	134,095	4,834	134,095

(1)	All awards in these columns relate to restricted stock units and performance stock unit grants awarded under the 2017 Equity and Incentive Compensation Plan.
(2)	The market value is based on the closing stock price as of December 30, 2022 ($27.74) multiplied by the applicable number of units outstanding.
(3)
Each participating NEO received a restricted stock unit and performance stock unit (2020-2022 Cycle) award as part of the Company’s 2020 LTI awards. The performance stock units generally cliff vest after a 36-month performance period (2020-2022 Cycle) and are subject to RTSR and EPS CAGR performance objectives over the performance period. The Committee approved the performance attainment of 62.72% in February 2023, which is reflected in the number of shares and market value above. The restricted stock units generally vest ratably on each of the first three anniversaries of the grant date.

(4)
On August 1, 2020, Mr. Salik received a restricted stock unit award in connection with his employment package. The restricted stock units generally vest in three equal installments on the first three anniversaries of the grant date of the award.

(5)
Each participating NEO received a restricted stock unit and performance stock unit (2021-2023 Cycle) award as part of the Company’s 2021 LTI awards. The performance stock units generally cliff vest after a 36-month performance period (2021-2023 Cycle) and are subject to RTSR and EPS CAGR performance objectives over the performance period. For purposes of this disclosure, performance is reflected at target levels for these performance stock units. The restricted stock units generally vest ratably on each of the first three anniversaries of the grant date.

(6)
On July 1, 2021, Mr. Mell received a restricted stock unit award in connection with his employment package. The restricted stock units generally vest in three equal installments on the first three anniversaries of the grant date of the award.

(7)
On March 11, 2022, each NEO received a restricted stock unit and performance stock unit (2022-2024 Cycle) award as part of the Company’s 2022 LTI awards. For purposes of this disclosure, performance is reflected at target levels for these performance stock units. See the “Grants of Plan-Based Awards in 2022” table for details on the grants, including vesting terms.

2023 Proxy Statement	I	67

TriMas Corporation
Option Exercises and Stock Vested in 2022
The following table provides information on stock options and restricted stock units that vested or were exercised, as applicable, in 2022 for our NEOs:
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas A. Amato	—	—	68,361	2,064,160
Scott A. Mell	—	—	4,952	138,408
Fabio L. Matheus Salik	—	—	4,880	147,545
John P. Schaefer	—	—	6,497	196,251
(1)
Calculated by multiplying the number of shares or units vesting times the closing price of our stock on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

2022 Nonqualified Deferred Compensation Table
The following table summarizes the activity in nonqualified deferred compensation for the NEOs in 2022:
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Thomas A. Amato	—	15,375	(15,906)	—	94,272
Scott A. Mell	—	2,799	(7)	—	2,792
Fabio L. Matheus Salik	—	2,621	(440)	—	4,703
John P. Schaefer	—	1,571	(1,427)	—	7,269
(1)	Includes the Company’s contributions to the TriMas Executive Retirement Program. These contributions are included in the column titled “All Other Compensation” in the 2022 Summary Compensation Table.
(2)	None of these amounts are reported in the 2022 Summary Compensation Table.
(3)
The following amounts included in this column were reported in Summary Compensation Tables for prior fiscal years: Mr. Amato, $72,210; Mr. Salik, $2,502; and Mr. Schaefer $1,727, Contributions to the Executive Retirement Program are invested in accordance with each NEO’s directive based on the investment options in the Company’s retirement program. Investment directives can be amended by the participant at any time. For further information regarding the Executive Retirement Program, see “Compensation Discussion and Analysis - Executive Retirement Program.”

See the “Executive Retirement Program” section of the CD&A for more information regarding the Executive Retirement Program.
68	I	2023 Proxy Statement

COMPENSATION COMMITTEE REPORT
Post-Employment Compensation
The Company maintains the Severance Policy, approved by the Committee in 2021. The Severance Policy applies to the Company’s executives identified by the Committee, including the NEOs while employed by the Company. The Severance Policy provides that the Company will make severance payments to a participating executive if his or her employment is terminated under certain circumstances. The Severance Policy includes an excise tax “cap” provision, which reduces the total amount of payments due under the Severance Policy so as to avoid the imposition of excise taxes and the resulting loss of tax deductions to the Company under Section 280G of the Code. The Severance Policy provides for customary non-compete and non-solicit covenants for the duration of the executive’s employment and a period following termination, and includes a requirement that the executive sign a release of claims in favor of the Company in order to receive any benefits under the Severance Policy.
If the Company terminates the employment of each of Messrs. Amato, Mell or Salik for any reason other than for cause, disability or death (cause and disability as defined in the Severance Policy), or if he terminates his employment for good reason (as defined in the Severance Policy), the Company will provide him with (1) one year’s annual base salary (generally paid in equal installments over a year), (2) STI payment equal to one year’s payout at his target level in effect on the date of termination (generally paid in equal installments over a year), (3) accrued but unpaid base salary and unused vacation, (4) any STI payment that has been earned by him but not paid, (5) his pro- rated STI for the year of termination through the date of termination based on his target level and actual full-year performance and (6) taxable reimbursement of certain health care premiums for up to 12 months following the termination date. The executive’s then outstanding equity awards will be treated pursuant to the terms and conditions of such equity awards themselves under the applicable equity plans and award agreements.
In the case of any participating executive’s voluntary termination (without good reason) or termination for cause, the Company pays the executive the accrued base salary through termination plus earned but unused vacation compensation (and, in the case of voluntary termination, any STI payment that has been earned by the executive but not paid). All other benefits cease as of the termination date. If an executive’s employment is terminated due to death, the Company pays the accrued but unpaid base salary as of the date of death, and accrued but unpaid STI compensation. Other than reimbursement of certain health care premiums for the executive’s dependents for up to 36 months, all other benefits cease as of the date of the executive’s death. If an executive is terminated due to becoming disabled, the Company pays the executive earned but unpaid base salary and STI payments. All other benefits cease as of the date of such termination in accordance with the terms of such benefit plans. In each of the situations described in this paragraph, the executive’s then outstanding equity awards will be treated pursuant to the terms and conditions of such equity awards themselves under the applicable equity plans and award agreements.
In the case of a qualifying termination of Mr. Amato’s employment within two years of a change in control of the Company (as defined below), then, in place of any other severance payments or benefits, the Company will provide Mr. Amato with (1) a payment equal to 30 months of his base salary rate in effect at the date of termination, (2) an STI payment equal to 30 months payout at his target level in effect at the date of termination, (3) any STI payment that has been earned by the executive but not paid, (4) his pro-rated STI payout for the year of termination through the date of termination based on his target level and actual full-year performance and (5) taxable reimbursement of certain health care premiums for up to 30 months following the termination date provided that the timing of the foregoing payments will be made in compliance with Code Section 409A.
In the case of a qualifying termination of each of Messrs. Mell or Salik’s employment within two years of a change in control of the Company (as defined below), then, in place of any other severance payments or benefits, the Company will provide the executive with (1) a payment equal to 18 months of his base salary rate in effect at the date of termination, (2) an STI payment equal to 18 months payout at his target level in effect at the date of termination, (3) any STI payment that has been earned but not paid, (4) his pro-rated STI payout for the year of termination through the date of termination based on his target level and actual full-year performance and (5) taxable reimbursement of certain health care premiums for up to 18 months following the termination date provided that the timing of the foregoing payments will be made in compliance with Code Section 409A.
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TriMas Corporation
For purposes of the Severance Policy, a change in control of the Company shall be deemed to have occurred upon the first of the following events to occur (as further described in the Severance Policy):
1.
A person is or becomes the beneficial owner of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities (subject to certain exceptions);

2.
Individuals who constitute the Board cease for any reason to constitute a majority of the number of directors then serving on the Board, unless their replacements are approved as described in the Severance Policy (subject to certain exceptions);

3.
The Company closes a merger, consolidation, wind-up, reorganization, or restructuring of the Company with or into any other entity or a similar event or series of such events, resulting in a substantial change in the Company’s ownership or leadership, as further described in the Severance Policy, subject to certain exceptions; or

4.
The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, as further described in the Severance Policy, and subject to certain exceptions.

Notwithstanding the foregoing, (1) a change in control of the Company shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (2) if required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a change in control of the Company shall be deemed to have occurred only if the transaction or event qualifies as a Section 409A change in control.
In addition, the Severance Policy states that in return for these benefits, each executive covered under the Severance Policy must refrain from competing against the Company for a period following termination that corresponds to the duration of any severance payments the executive would be entitled to receive or 24 months if no severance payments are payable.
The Severance Policy may be modified by the Committee at any time, provided that the prior written consent of the executive is required if the modification adversely impacts the executive. Further, the Committee may amend or terminate the Severance Policy at any time upon 12 months’ written notice to any adversely affected executive.
Mr. Schaefer voluntarily departed from the Company on March 17, 2023. During 2022, he was also a participant in the post-employment compensation arrangements described in this section. Upon his departure, however, he did not receive any enhanced or incremental compensation or benefits attributable to his departure.
70	I	2023 Proxy Statement

COMPENSATION COMMITTEE REPORT
Potential Payments Upon Termination or Change-of-Control as of December 30, 2022
The following table estimates the potential executive benefits and payments due to the NEOs upon certain terminations of employment or a change in control, assuming such events occurred on December 30, 2022. These estimates reflect, among other arrangements, the terms of the Severance Policy as revised in August 2021. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.
	Involuntary termination by Company without cause or termination by executive for good reason ($)	Involuntary termination by Company for cause ($)	Qualifying termination in connection with a change of control ($)	Death ($)(3)	Termination as a result of disability ($)(4)
Thomas A. Amato
Cash payments(1)	1,430,000	—	3,575,000	—	—
Value of restricted stock units(2)	3,194,731	—	6,186,270	6,186,270	6,186,270
Medical benefits	18,900	—	47,250	56,700	—
Total	4,643,631	—	9,808,520	6,242,970	6,186,270

Scott A. Mell
Cash payments(1)	705,293	—	1,057,940	—	—
Value of restricted stock units(2)	191,572	—	766,401	766,401	766,401
Medical benefits	18,900	—	28,350	56,700	—
Total	915,765	—	1,852,691	823,101	766,401

Fabio L. Matheus Salik
Cash payments(1)	646,468	—	969,702	—	—
Value of restricted stock units(2)	222,031	—	639,407	639,407	639,407
Medical benefits	18,900	—	28,350	56,700	—
Total	887,399	—	1,637,459	696,107	639,407

John P. Schaefer
Cash payments(1)	577,500	—	866,250	—	—
Value of restricted stock units(2)	579,987	—	906,904	906,904	906,904
Medical benefits	18,900	—	28,350	56,700	—
Total	1,176,387	—	1,801,504	963,604	906,904
(1)
Comprised of multiple of base salary as of December 30, 2022, and applicable STI payments. The 2022 STI bonus is not included as it was deemed for purposes of this table as earned as of December 30, 2022 and we assume that no accrued but unearned vacation pay is due.

(2)
RSUs include service-based units and PSUs, and are either included on a pro-rata basis for the portion of the earnings period that has elapsed or on a fully-vested basis as required by the terms of the Severance Policy. In addition, the number of PSUs included assumes the target metric would be achieved. RSUs are valued at the market price of the Common Stock of $27.74 at December 30, 2022. Messrs. Amato, Mell, Salik and Schaefer had 115,167, 6,906, 8,004 and 20,908 shares, respectively, that would have been vested upon an involuntary termination without cause or by executive for good reason as of December 30, 2022, and (assuming target performance) 223,009, 27,628, 23,050 and 32,693 shares, respectively, that would have been vested upon a qualifying termination in connection with a change-of-control, death or disability.

(3)
With respect to death, the Severance Policy provides that all obligations of the Company to make any further payments, except for accrued but unpaid salary and accrued but unpaid STI awards, terminate as of the date of the NEO’s death. Equity awards become 100% vested upon death. Each continuing NEO’s dependents are eligible to receive reimbursement for the employee portion of COBRA premiums for a period not to exceed 36 months after the continuing NEO’s date of death.

(4)
With respect to disability, the Severance Policy provides that all obligations of the Company to make any further payments, except for accrued but unpaid salary and accrued but unpaid annual STI awards, terminate on the earlier of (a) six months after the disability related termination or (b) the date the continuing NEO receives benefits under the Company’s long-term disability program. Equity awards become 100% vested upon the disability termination.

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TriMas Corporation
CEO Pay Ratio Disclosure
Mr. Amato, our CEO, had 2022 total compensation of $4,416,441, as reflected in the 2022 Summary Compensation Table. We estimate that the median of 2022 total compensation for all employees of the Company and its consolidated subsidiaries as of December 31, 2022 (the “Determination Date”), excluding our CEO, was $46,149, which is comprised of all applicable elements of compensation for 2022 in accordance with Item 402(c)(2)(x) of Regulation S-K (the “Median Annual Compensation”). The ratio of Mr. Amato’s 2022 total compensation to the Median Annual Compensation was approximately 95.7 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below.
To identify the employee who received the Median Annual Compensation (the “Median Employee”), we measured annual base pay (consisting of regular base earnings and overtime) for the period beginning on January 1, 2022, and ending on December 31, 2022, for 3,414 employees, representing all full-time, part-time, seasonal, temporary and contract employees (whose compensation is determined by the Company) of the Company and our consolidated subsidiaries as of the Determination Date. In determining the Median Employee, we also annualized compensation for employees who worked less than all of 2022 (other than temporary employees) based on reasonable assumptions and estimates relating to our employee compensation program, including new hires.
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TriMas Corporation
Pay Versus Performance
As required by new pay versus performance (“PVP”) rules adopted by the SEC in 2022 and in effect for the first time for this Proxy Statement, the following Pay Versus Performance table (“PVP Table”) provides SEC-required information about compensation for 2022 for this Proxy Statement’s NEOs, as well as our named executive officers from our 2022 and 2021 Proxy Statements (each of 2020, 2021 and 2022, a “Covered Year”). We refer to all of the named executive officers covered in the PVP Table below as “PVP NEOs.” The PVP Table also provides information about the results for certain measures of financial performance during those same Covered Years. In reviewing this information, there are a few important things we believe you should consider:
•	The information in columns (b) and (d) of the PVP Table comes directly from this year’s or prior year’s Summary Compensation Table, without adjustment; and
•
As required by the SEC’s PVP rules, we describe the information in columns (c) and (e) of the PVP Table as “compensation actually paid” (or “CAP”) to the applicable PVP NEOs. However, these CAP amounts may not necessarily reflect the final compensation that our PVP NEOs actually earned or walked away with for their service in the Covered Years.

2022 Pay Versus Performance Table
					Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compensation Table (“SCT”) Total for PEO ($)(b)(1)	Compensation Actually Paid to PEO ($) (c)(1)(2)	Average SCT Total for Non- PEO NEOs ($) (d)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($) (e)(1)(2)	Total Shareholder Return ($) (f)(3)	Peer Group Total Shareholder Return ($) (g)(3)(4)	Net Income ($) (h)(5)	Adjusted Operating Profit ($) (i)(6)
2022	4,416,441	1,310,340	1,059,133	674,005	89	128	66.2	116.2
2021	4,582,126	4,881,738	1,607,476	1,354,921	118	141	57.3	112.8
2020	4,576,670	4,508,721	1,626,838	1,582,999	101	112	(79.8)	100.2
(1)
Thomas Amato was our principal executive officer (“PEO”) for each Covered Year. For 2022, our non-PEO PVP NEOs were Scott Mell, Fabio Matheus Salik and John Schaefer. For 2021, our non-PEO PVP NEOs were Scott Mell, Fabio Matheus Salik, John Schaefer, Robert Zalupski and Joshua Sherbin. For 2020, our non-PEO PVP NEOs were Robert Zalupski and Joshua Sherbin.

(2)
For each Covered Year, in determining both the CAP to our PEO and the average CAP to our non-PEO PVP NEOs for purposes of this PVP Table, we deducted from or added back to the total amounts of compensation reported in column (b) or column (d) for such Covered Year the following amounts:

Item and Value Added (Deducted)	2022	2021	2020
For PEO:
- SCT “Stock Awards” column value	$(3,029,698)	$(2,615,535)	$(2,612,732)
+ year-end fair value of outstanding equity awards granted in Covered Year	$2,554,977	$2,983,949	$3,551,453
+/- change in fair value of outstanding equity awards granted in prior years	$(2,177,121)	$(108,880)	$(354,784)
+/- change in fair value of prior-year equity awards vested in Covered Year	$(459,728)	$40,078	$(651,886)
+ includable dividends/earnings on equity awards during Covered Year	$5,469	$—	$—
Sub-Total	$(3,106,101)	$299,612	$(67,949)
For Non-PEO PVP NEOs (Average):
- SCT “Stock Awards” column value	$(450,836)	$(693,642)	$(653,171)
+ year-end fair value of outstanding equity awards granted in Covered Year	$380,195	$387,119	$887,847
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TriMas Corporation
Item and Value Added (Deducted)	2022	2021	2020
+/- change in fair value of outstanding equity awards granted in prior years	$(274,380)	$27,301	$(88,529)
+/- change in fair value of prior-year equity awards vested in Covered Year	$(40,656)	$24,711	$(189,986)
+ includable dividends/earnings on equity awards during Covered Year	$548	$1,956	$—
Sub-Total	$(385,129)	$(252,555)	$(43,839)
(3)
Total shareholder return (“TSR”) for the Company and the peer group was calculated as the yearly percentage change in cumulative TSR based on a deemed fixed investment of $100 at market close on December 31, 2019 and in accordance with Items 201(e) and 402(v) of Regulation S-K. Because fiscal years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

(4)
For purposes of this PVP disclosure, our peer group is the S&P Small Cap 600 Industrials Index (the “Peer Group”), which is also the peer group used to measure the Company’s TSR-based equity award attainment.

(5)	Net income is calculated as the consolidated net income (loss) of the Company and its subsidiaries, determined in accordance with U.S. GAAP. Dollar values are in millions.
(6)
For purposes of this PVP disclosure, Adjusted Operating Profit is calculated based on the Company’s Adjusted Operating Profit as used for external reporting purposes, adjusted to exclude the effect of Special Items as defined by the Company. Dollar values are in millions. See Appendix I: Additional Information Regarding Special Items Impacting Reported GAAP Financial Measures in our fourth quarter and full year earnings releases for the related periods for detailed reconciliations to GAAP results.

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Pay Versus Performance
Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results
The following charts provide, across the Covered Years, a description of the relationships between (1) our cumulative TSR and the cumulative TSR for the PVP Peer Group reflected in the PVP Table above, (2) PEO CAP and the financial performance measures results set forth in columns (f), (h) and (i) of the PVP Table above, and (3) non-PEO PVP NEO CAP and the financial performance measures results set forth in columns (f), (h) and (i) of the PVP Table above:

Relationship between CAP and Total Shareholder Return
Compensation Actually Paid ($ in millions)
$6.0
$4.0
$2.0
$—
Total Shareholder Return
$200
$160
$120
$80
2020
2021
2022
Compensation Actually Paid to PEO
Average Compensation Actually Paid to non-PEO PVP NEOs
Total Shareholder Return
Peer Group Total Shareholder Return

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TriMas Corporation

Relationship between CAP and Net Income
$6.0
$4.5
$3.0
$1.5
$—
Compensation Actually Paid
($ in millions)
$100.0
$50.0
$—
$(50.0)
$(100.0)
Net Income
($ in millions)
2020
2021
2022
Compensation Actually Paid to PEO
Average Compensation Actually Paid to non-PEO PVP NEOs
Net Income

Relationship between CAP and Adjusted Operating Profit
$6.0
$4.5
$3.0
$1.5
$—
$120.0
$110.0
$100.0
$90.0
$80.0
Compensation Actually Paid ($ in millions)
Adjusted Operating Profit ($ in millions)
2020
2021
2022
Compensation Actually Paid to PEO
Average Compensation Actually Paid to non-PEO PVP NEOs
Adjusted Operating Profit

76	I	2023 Proxy Statement

Pay Versus Performance
2022 Tabular List

The following Tabular List provides what we believe represent the most important financial performance measures (including Adjusted Operating Profit) we used to link CAP to our PEO and Non-PEO PVP NEOs for 2022 to our performance for 2022:
Adjusted Operating Profit
Adjusted Earnings per Share
Free Cash Flow
Relative Total Shareholder Return
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TriMas Corporation
ADDITIONAL INFORMATION
What is the purpose of the Annual Meeting?
During the Annual Meeting, holders of the Company’s Common Stock will act upon the matters outlined in the accompanying notice of Annual Meeting, including: to elect three directors to serve until the annual meeting in 2026; to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; to approve, on a non-binding advisory basis, the compensation paid to the Company’s NEOs; to recommend, on a non-binding basis, the frequency of future non-binding advisory votes to approve the compensation paid to the Company’s NEOs; to approve the TriMas Corporation 2023 Equity and Incentive Compensation Plan; and to transact such other business as may properly come before the meeting. In addition, management will report on the performance of the Company and will respond to appropriate questions from shareholders.
How will the Company conduct the virtual Annual Meeting?
As permitted by Delaware law and our bylaws, we have implemented the virtual annual meeting format in order to facilitate and increase shareholder attendance and participation. In preparation for the virtual Annual Meeting (1) we will implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting is a shareholder or proxy holder, (2) we will implement reasonable measures to provide shareholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (3) we will maintain a record of any votes or other action taken by shareholders or proxy holders at the meeting. During the Q&A session of the meeting, we will answer appropriate submitted questions related to the business of the Annual Meeting, as time permits.
How do I attend and participate during the virtual Annual Meeting?
Our completely virtual Annual Meeting will be conducted on the internet via live webcast. You will be able to participate in the Annual Meeting online during the meeting by visiting www.virtualshareholdermeeting.com/TRS2023. You also will be able to vote your shares electronically at the Annual Meeting.
All shareholders of record as of March 10, 2023, (the “Record Date”), or their duly appointed proxies, may participate in the Annual Meeting. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting webcast will begin promptly at 8:00 a.m., Eastern Time, on May 9, 2023. We encourage you to access the meeting prior to the start time. Online access will begin at 7:30 a.m., Eastern Time, on May 9, 2023.
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.
How do I submit questions before the virtual Annual Meeting?
Shareholders may submit questions for the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/TRS2023, typing your question into the “Ask a Question” field, and clicking “Submit.” Please submit any questions before 7:45 a.m., Eastern Time, on May 9, 2023, the day of the meeting.
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ADDITIONAL INFORMATION
Appropriate questions related to the business of the Annual Meeting (the proposals being voted upon) will be answered during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered at https://ir.trimascorp.com/shareholderquestions as soon as practical after the Annual Meeting.
Additional information regarding the ability of shareholders to ask questions before the Annual Meeting, related rules of conduct and other materials for the Annual Meeting will be available at www.virtualshareholdermeeting.com/ TRS2023.
What if I have technical difficulties during the virtual Annual Meeting?
Technical support, including related technical support phone numbers, will be available on the virtual meeting platform at www.virtualshareholdermeeting.com/TRS2023 beginning at 7:30 a.m., Eastern Time, on May 9, 2023 through the conclusion of the Annual Meeting.
Why didn’t I receive a paper copy of this proxy statement?
We have distributed proxy materials to some of our shareholders over the internet by sending them a Notice of Internet Availability of Proxy Materials that explains how to access our proxy materials and vote online. Many other companies have transitioned to this more contemporary way of distributing annual meeting materials, often called “electronic proxy” or “Notice and Access.”
This “Notice and Access” process, expedites our shareholders’ receipt of these materials, lowers the costs of proxy solicitation and reduces the environmental impact of our annual meeting.
What if I would like to receive a paper copy of this proxy statement?
If you received a notice and would like us to send you a printed copy of our proxy materials, please follow the instructions included in your notice to request a copy.
Who is entitled to vote?
The Company’s Common Stock constitutes the voting stock of the Company. As of the Record Date, there were no outstanding shares of preferred stock of the Company. Only record holders of Common Stock at the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote those shares of Common Stock that they held on the Record Date. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. To participate in the Annual Meeting, you will need the 16-digit control number on your Notice of Internet Availability of Proxy Materials, your proxy card or on the instructions that accompanied your proxy materials. We encourage you to access the Annual Meeting before the start time of 8:00 a.m., Eastern Time, on May 9, 2023. Please allow ample time for online check-in, which will begin at 7:30 a.m., Eastern Time, on May 9, 2023.
What constitutes a quorum?
For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum for all purposes. As of the Record Date, 41,412,034 shares of Common Stock were issued and outstanding and entitled to vote. Broker non-votes and proxies marked with abstentions or instructions to withhold votes will be counted as present in determining whether there is a quorum.
What is the difference between holding shares as a shareholder of record and being a beneficial owner?
Shareholders of Record. If, at the close of business on the Record Date, your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the shareholder of record with respect
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TriMas Corporation
to those shares, and these proxy materials (including a proxy card) are being sent directly to you by the Company. As a shareholder of record, you have the right to grant your voting proxy directly to the Company via the proxy card or to vote electronically during the Annual Meeting.
Beneficial Owners. If, at the close of business on the Record Date, your shares were not issued directly in your name, but were held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, trustee, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank or nominee on how to vote the shares in your account and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares during the Annual Meeting unless you request and obtain a proxy from your broker, trustee, bank or nominee. Your broker, trustee, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, trustee, bank or nominee on how to vote your shares.
How do I vote?
Shareholders of Record. If you complete and properly sign the proxy card and return it to the Company, it will be voted as you direct. You may also vote via telephone or internet (as indicated on your proxy card). If you attend the virtual Annual Meeting, you may vote online during the Annual Meeting.
Beneficial Owners. If you complete and properly sign the voting instruction card and return it to your broker, trustee, bank or other nominee, it will be voted as you direct. You may also vote via telephone or internet (as indicated on your voting instruction card). If you want to vote your shares electronically during the Annual Meeting, you must request and obtain a proxy from such broker, trustee, bank or other nominee confirming that you beneficially own such shares and giving you the power to vote such shares.
Can I change my vote after I return my proxy card or voting instruction card?
Shareholders of Record. You may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company, at 38505 Woodward Avenue, Suite 200, Bloomfield Hills, Michigan 48304, either written notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the Annual Meeting online, the individuals named as proxy holders in the proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.
Beneficial Owners. If you hold your shares through a bank, trustee, broker or other nominee, you should contact such person to submit new voting instructions prior to the time such voting instructions are exercised.
How will my shares be voted?
Shareholders of Record. All shares represented by the proxies mailed to shareholders will be voted electronically during the Annual Meeting in accordance with instructions given by the shareholders. Where no instructions are given, the shares will be voted (1) for the election of the Board’s nominees for three directors, (2) for the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2023, (3) for the approval, on a non-binding advisory basis, of the compensation paid to the Company’s NEOs, (4) for holding a non- binding advisory vote to approve the compensation paid to the Company’s NEOs every year and (5) for the approval of the TriMas Corporation 2023 Equity and Incentive Compensation Plan.
Beneficial Owners. The brokers, banks or nominees holding shares for beneficial owners must vote those shares as instructed, and if no instructions from the beneficial owner are received on a matter deemed to be non-routine, they may not vote the shares on that matter. Under applicable law, a broker, bank or nominee has the discretion to vote on
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ADDITIONAL INFORMATION
routine matters, such as Proposal 2, but does not have discretion to vote with respect to non-routine matters, such as Proposals 1, 3, 4 or 5. Common Stock subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum. Broker non-votes will have no effect in determining the outcome of the vote on Proposals 1 and 4 and will have the effect of a vote against Proposals 3 and 5. In order to avoid a broker non-vote of your shares on this proposal, you must send voting instructions to your bank, broker or nominee.
What are the Board’s recommendations?
The Board recommends a vote:
Proposal 1 - FOR the election of the nominated slate of directors.
Proposal 2 - FOR the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
Proposal 3 - FOR the approval, on a non-binding advisory basis, of the compensation paid to the Company’s NEOs.
Proposal 4 - FOR holding a non-binding advisory vote to approve the compensation paid to the Company’s NEOs EVERY YEAR.
Proposal 5 - FOR the approval of the TriMas Corporation 2023 Equity and Incentive Compensation Plan.
What vote is required to approve each item?
Proposal 1 - Election of Directors.
The three nominees who receive the most votes cast at the Annual Meeting will be elected as directors, provided a quorum of at least a majority of the outstanding shares of the Company’s Common Stock is represented at the meeting. However, we have adopted a majority voting policy that is applicable in uncontested director elections. This means that the plurality standard will determine whether a director nominee is elected, but our majority voting policy will further require that the number of votes cast “for” a director must exceed the number of votes “withheld” from that director or the director must submit his or her resignation. The Board, taking into account the recommendation of the Governance and Nominating Committee, would then determine whether to accept or reject any required resignation. A proxy card marked “Withhold All” or “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the election of directors.
Proposal 2 - Ratification of the Appointment of Independent Registered Public Accounting Firm.
The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting will be necessary to ratify the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, provided that a quorum is present. Abstentions will have the same effect as a vote against the matter. Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.
Proposal 3 - Approval, on a non-binding advisory basis, of the compensation paid to the Company’s NEOs.
The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting will be necessary to approve the non-binding advisory resolution approving the compensation paid to the Company’s NEOs. While the Board intends to carefully consider the shareholder vote resulting from this proposal, the final vote is advisory in nature. Abstentions and broker non-votes will have the same effect as a vote against the matter.
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Proposal 4 - Approval, on a non-binding advisory basis, of the frequency of future non-binding advisory votes to approve the compensation paid to the Company’s NEOs.
The Company will consider shareholders to have expressed a non-binding preference for the frequency option (every one, two or three years) that receives the most favorable votes. Accordingly, abstentions will have no effect in determining the outcome of the vote on this matter. While the Board intends to carefully consider the shareholder vote resulting from this proposal, the final vote is advisory in nature.
Proposal 5 - Approval of the TriMas Corporation 2023 Equity and Incentive Compensation Plan.
The affirmative vote of a majority shares of Common Stock present or represented by proxy at the Annual Meeting will be necessary to approve the TriMas Corporation 2023 Equity and Incentive Compensation Plan, provided that a quorum is present. Abstentions and broker non-votes will have the same effect as a vote against the matter.
What will happen if other matters are raised at the meeting?
If any other matter is properly submitted to the shareholders at the Annual Meeting, its adoption will require the affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date that is present or represented at the Annual Meeting. The Board does not propose to conduct any business at the Annual Meeting other than as stated above.
How do I find out the voting results?
Preliminary voting results will be announced at the Annual Meeting and final voting results will be published by the Company in a Current Report on Form 8-K.
How may I obtain an additional copy of the proxy materials?
If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, please request the additional copy by contacting TriMas Corporation, Attention: Investor Relations, 38505 Woodward Avenue, Suite 200, Bloomfield Hills, Michigan 48304, Telephone 248-631-5450, or by email to generalcounsel@trimascorp.com. Additionally, if you have been receiving multiple sets of proxy materials and wish to receive only one set of proxy materials, please contact the Company’s Investor Relations department in the manner provided above.
What does it mean if I receive more than one proxy card or voting instruction card?
If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees and/or the Company’s transfer agent. Please sign and deliver each proxy card and voting instruction card that you receive to ensure that all of your shares will be voted. We recommend that you contact your nominee and/or the Company’s transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.
Who pays for the solicitation of proxies?
The accompanying proxy is being solicited by the Board. The Company will bear the cost of soliciting the proxies. Officers and other management employees of the Company will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview and/or telephone.
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How can I access the Company’s proxy materials and Annual Report on Form 10-K?
The Financial Information subsection under “Investors” on the Company’s website, www.trimascorp.com, provides access, free of charge, to SEC reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. The Company has posted printable and searchable 2023 proxy materials to the Company’s website at http://ir.trimascorp.com. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC, will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices at TriMas Corporation, Attention: Investor Relations, 38505 Woodward Avenue, Suite 200, Bloomfield Hills, Michigan 48304, or by email to generalcounsel@trimascorp.com.
The references to the website address of the Company and SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites is not part of this proxy statement.
Is a registered list of shareholders available?
The names of shareholders of record entitled to vote electronically at the Annual Meeting will be available to shareholders entitled to vote at the meeting on Tuesday, May 9, 2023, at the Company’s headquarters and during the meeting, at www.virtualshareholdermeeting.com/TRS2023.
How and when may I submit a shareholder proposal or director nomination for the 2024 Annual Meeting?
For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2024 Annual Meeting, the Corporate Secretary must receive the written proposal at the Company’s principal executive offices no later than December 1, 2023. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to TriMas Corporation, General Counsel, 38505 Woodward Avenue, Suite 200, Bloomfield Hills, Michigan 48304, or by fax to (888) 318-8873.
For a shareholder proposal or director nomination that is intended to be considered at the 2024 Annual Meeting, but not included in the Company’s proxy statement, the shareholder must give timely notice to the Corporate Secretary not earlier than January 10, 2024, and not later than the close of business on February 9, 2024. Any shareholder proposal must set forth (1) a brief description of the business desired to be brought before the 2024 Annual Meeting and the reasons for conducting such business, (2) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (3) the number of shares of Common Stock that are beneficially owned by the shareholder, (4) any material interest of the shareholder in such business and (5) any additional information that is required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act or the Company’s Third Amended and Restated Bylaws.
In addition to satisfying the requirements under the Company’s Third Amended and Restated Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company at its principal executive offices no later than 60 calendar days prior to the first anniversary of this year’s Annual Meeting. If the date of the 2024 Annual Meeting is changed by more than 30 calendar days from the first anniversary of this year’s Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made. Accordingly, for the 2024 Annual Meeting, shareholders must deliver such notice no later than March 11, 2024.
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APPENDIX A
TRIMAS CORPORATION

2023 EQUITY AND INCENTIVE COMPENSATION PLAN
1. Purpose. The purpose of this Plan is to permit award grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.
2. Definitions. As used in this Plan:
(a) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.
(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.
(c) “Board” means the Board of Directors of the Company.
(d) “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.
(e) “Change in Control” has the meaning set forth in Section 12 of this Plan.
(f) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as such law and regulations may be amended from time to time.
(g) “Committee” means the Compensation Committee of the Board (or its successor), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.
(h) “Common Stock” means the common stock, par value $0.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.
(i) “Company” means TriMas Corporation, a Delaware corporation, and its successors.
(j) “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
(k) “Director” means a member of the Board.
(l) “Effective Date” means the date this Plan is approved by the Stockholders.
(m) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
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(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
(o) “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.
(p) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. The Management Objectives applicable to an award under this Plan (if any) shall be determined by the Committee (or an applicable delegate), and may be based on one or more, or a combination, of metrics under the following categories or such other metrics as may be determined by the Committee (or an applicable delegate) (including relative or growth achievement regarding such metrics):
(i) Profits (e.g., gross profit, gross profit growth, operating income, earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, net income (before or after taxes), consolidated net income, net earnings, net sales, cost of sales, basic or diluted earnings per share (before or after taxes), residual or economic earnings, net operating profit (before or after taxes), or economic profit);
(ii) Cash Flow (e.g., actual or adjusted earnings before or after interest, taxes, depreciation and/or amortization (including EBIT and EBITDA), free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, operating cash flow, total cash flow, cash flow in excess of cost of capital or residual cash flow, or cash flow return on investment);
(iii) Returns (e.g., profits or cash flow returns on: assets, investment, capital, invested capital, net capital employed, equity, or sales);
(iv) Working Capital (e.g., working capital targets, working capital divided by sales, days’ sales outstanding, days’ sales inventory, or days’ sales in payables);
(v) Profit Margins (e.g., profits divided by revenues or gross margins and material margins divided by revenues);
(vi) Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, or total debt ratio);
(vii) Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenue, net revenue, revenue growth, net revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to stockholders, sales and administrative costs divided by sales, or sales and administrative costs divided by profits); and
(viii) Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, market share, geographic business expansion goals, expense targets or cost reduction goals, general and administrative expense savings, selling, general and administrative expenses, objective measures of client/customer satisfaction, employee satisfaction, employee retention, management of employment practices and employee benefits, supervision of litigation and information technology, productivity ratios, economic value added (or another measure of profitability that considers the cost of capital employed), product quality, sales of new products, or goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.
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If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.
(q) “Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the NASDAQ Stock Market or, if the shares of Common Stock are not then listed on the NASDAQ Stock Market, on any other national securities exchange on which the shares of Common Stock are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the shares of Common Stock, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
(r) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.
(s) “Option Price” means the purchase price payable on exercise of an Option Right.
(t) “Option Right” means the right to purchase shares of Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.
(u) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (ii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (iii) a non-employee Director.
(v) “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.
(w) “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.
(x) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.
(y) “Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
(z) “Plan” means this TriMas Corporation 2023 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.
(aa) “Predecessor Plan” means the TriMas Corporation 2017 Equity and Incentive Compensation Plan, including as amended or amended and restated from time to time.
(bb) “Restricted Stock” means shares of Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired.
(cc) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive shares of Common Stock, cash or a combination thereof at the end of the applicable Restriction Period.
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(dd) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.
(ee) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.
(ff) “Stockholder” means an individual or entity that owns one or more shares of
Common Stock.
(gg) “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.
(hh) “Voting Power” means, at any time, the combined voting power of the then- outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.
3. Shares Available Under this Plan.
(a) Maximum Shares Available Under this Plan.
(i) Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents will not exceed in the aggregate (x) 1,650,000 shares of Common Stock, plus (y) the total number of shares of Common Stock remaining available for future grant under the Predecessor Plan as of the Effective Date, plus (z) the shares of Common Stock that are subject to awards granted under this Plan or the Predecessor Plan that are added (or added back, as applicable) to the aggregate number of shares of Common Stock available under this Section 3(a)(i) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.
(ii) Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under this Plan.
(b) Share Counting Rules.
(i) Except as provided in Section 22 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement or unearned amount, again be available under Section 3(a)(i) above.
(ii) If, on or after the Effective Date, any shares of Common Stock subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement or unearned amount, be available for awards under this Plan.
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(iii) Notwithstanding anything to the contrary contained in this Plan:(A) shares of Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (B)shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy a tax withholding obligation (1) will, with respect only to awards other than Option Rights or Appreciation Rights, be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan, but only for up to 10 years following the date of the most recent Stockholder approval of this Plan; otherwise such shares (2) will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (C) shares of Common Stock subject to a stock-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof, will not be added back to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan.
(iv) If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate limit under Section 3(a)(i) of this Plan.
(c) Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 1,650,000 shares of Common Stock.
(d) Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes), in excess of $750,000.
4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.
(b) Each grant will specify an Option Price per share of Common Stock, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.
(c) Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of shares of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares of Common Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.
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(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares of Common Stock to which such exercise relates.
(e) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(f) Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.
(g) Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
(h) No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.
(i) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(j) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
5. Appreciation Rights.
(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.
(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(i) Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, shares of Common Stock or any combination thereof.
(ii) Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(iii) Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.
(iv) Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
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(v) Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
(c) Also, regarding Appreciation Rights:
(i) Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and
(ii) No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.
6. Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject in particular to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.
(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.
(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).
(e) Any grant of Restricted Stock may specify Management Objectives regarding the vesting of such Restricted Stock.
(f) Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(g) Any such grant or sale of Restricted Stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.
(h) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock
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power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.
7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each such grant or sale will constitute the agreement by the Company to deliver shares of Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.
(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
(c) Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the shares of Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying Restricted Stock Units will be deferred until, and paid contingent upon, the vesting of such Restricted Stock Units.
(e) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in shares of Common Stock or cash, or a combination thereof.
(f) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
(b) The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, and the Evidence of Award will specify the time and terms of delivery, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(c) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.
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(d) Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.
(e) The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.
(f) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
9. Other Awards.
(a) Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of shares of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of Common Stock, other awards, notes or other property, as the Committee determines.
(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.
(c) The Committee may authorize the grant of shares of Common Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
(d) The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying awards granted under this Section 9 will be deferred until, and paid contingent upon, the earning and vesting of such awards.
(e) Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.
(f) Awards under this Section 9 may provide for the earning or vesting of, or earlier termination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
10. Administration of this Plan.
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(a) This Plan will be administered by the Committee; provided, however, that notwithstanding anything in this Plan to the contrary, the Board may grant awards under this Plan to non- employee Directors and administer this Plan with respect to such awards. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.
(b) The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.
(c) To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. To the extent permitted by law, and in compliance with any applicable legal requirements, the Committee may, by resolution, authorize one or more officers of the Company to authorize the granting or sale of awards under this Plan on the same basis as the Committee; provided, however, that: (i) the Committee will not delegate such authority to any such officer(s) for awards granted to such officer(s) or any employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined in accordance with Section 16 of the Exchange Act; and (ii) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.
11. Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of shares of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the Person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of shares of Common Stock specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good
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faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.
12. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:
(a) any Person is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a transaction described in clause (i) of Section 12(c) of this Plan;
(b) the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors) whose appointment or election by the Board or nomination for election by the Stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended (the “Incumbent Board”); provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;
(c) there is consummated a merger, consolidation, wind-up, reorganization or restructuring of the Company with or into any other entity, or a similar event or series of such events, other than (i) any such event or series of events which results in (A) the voting securities of the Company outstanding immediately prior to such event or series of events continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 51% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) the individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (ii) any such event or series of events effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or
(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Company of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Stockholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Company and any other Person or an affiliate of the Company and any other Person), other than a sale or disposition by the Company of all or substantially all of the Company’s
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assets to an entity (i) at least 51% of the combined voting power of the voting securities of which are owned by Stockholders in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (ii) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto.
13. Detrimental Activity and Recapture Provisions. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or include other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time or as required by applicable law or any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the shares of Common Stock may be traded. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any shares of Common Stock issued under and/or any other benefit related to an award, or include other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and/or any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the shares of Common Stock may be traded.
14. Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.
15. Transferability.
(a) Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.
(b) The Committee may specify on the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.
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TriMas Corporation
16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other Person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other Person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of shares of Common Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Committee may require the Participant to satisfy the obligation, in whole or in part, by having withheld, from the shares of Common Stock delivered or required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Common Stock held by such Participant. The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the shares of Common Stock to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences, and (b) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights.
17. Compliance with Section 409A of the Code.
(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.
(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.
(d) Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur
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only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.
(e) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
18. Amendments.
(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Stockholders in order to comply with applicable law or the rules of the NASDAQ Stock Market or, if the shares of Common Stock are not traded on the NASDAQ Stock Market, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, all as determined by the Board, then, such amendment will be subject to Stockholder approval and will not be effective unless and until such approval has been obtained.
(b) Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Stockholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Stockholders.
(c) If permitted by Section 409A of the Code, but subject to Section 18(d), including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or
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TriMas Corporation
restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.
(d) Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.
19. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.
20. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, provided that outstanding awards granted under the Predecessor Plan will continue following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plan, as applicable (except for purposes of providing for shares of Common Stock under such awards to be added to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan pursuant to the share counting rules of this Plan).
21. Miscellaneous Provisions.
(a) The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
(c) Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.
(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.
(e) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.
(f) No Participant will have any rights as a Stockholder with respect to any shares of Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares of Common Stock upon the stock records of the Company.
(g) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.
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(h) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of shares of Common Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.
(i) If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
22. Stock-Based Awards in Substitution for Awards Granted by Another Company.
Notwithstanding anything in this Plan to the contrary:
(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for shares of Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.
(c) Any shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan, will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.
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TriMas

38505 Woodward Avenue, Suite 200
Bloomfield Hills, Michigan 48304
www.trimascorp.com
(248) 631-5450

TriMas

TRIMAS CORPORATION
ATTN: JODI ROBIN
38505 WOODWARD AVENUE, SUITE 200
BLOOMFIELD HILLS, MI 48304

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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 8, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TRS2023**

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE AT 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 8, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V06414-P84350 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRIMAS CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

To vote against all nominees, mark "Withhold All" above. To vote against an individual nominee, mark "For All Except" and write the nominee's number on the line above.

Nominees

01) Holly M. Boehne
02) Teresa M. Finley
03) Herbert K. Parker

The Board of Directors recommends you vote FOR proposal 2.

The Board of Directors recommends you vote FOR proposal 3.

The Board of Directors recommends you vote FOR "1 YEAR" on proposal 4.

	1 Year	2 Years	3 Years	Abstain
4. Approval, on a non-binding advisory basis, of the frequency of future non-binding advisory votes to approve the compensation paid to the Company's Named Executive Officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 5.

	For	Against	Abstain
5. Approval of the TriMas Corporation 2023 Equity and Incentive Compensation Plan.	☐	☐	☐

NOTE: This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The Notice & Proxy Statement and 2022 Annual Report of TriMas Corporation are also available at: http://ir.trimascorp.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 2022 Annual Report are available at www.proxyvote.com. Have the control number located on your proxy card available to access the materials on this website.

V06415-P84350

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 9, 2023
AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRIMAS CORPORATION

Properly executed proxies received on or before May 8, 2023, will be voted in the manner directed, and if no such direction is made, will be voted in accordance with the Board of Directors' recommendations.

By casting your voting instructions on the reverse side of this proxy card, you hereby (1) acknowledge receipt of the proxy statement related to the above-referenced meeting, (2) appoint Thomas A. Amato and Jodi Robin, and each of them, as proxies, with full power of substitution, to vote all shares of TriMas Corporation's common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof, and (3) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Directors' recommendations indicated on the reverse side of this proxy, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Alternatively, you may vote by phone or the internet, as described in the instructions on the reverse side of the proxy.

Continued and to be signed on reverse side